UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Argan, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

One Church Street

Suite 201

Rockville, MD  20850

301-315-0027

fax 301-315-0064

www.arganinc.com

May 5, 2017

To Our Stockholders:

You are cordially invited to attend our 2017 Annual Meeting of Stockholders to be held on Thursday, June 22, 2017, at 11:00 a.m. local time, at the Cambria Hotel and Suites, 1 Helen Heneghan Way, Rockville, Maryland 20850. The matters to be acted upon at the meeting are described in detail in the accompanying notice of annual meeting of stockholders and proxy statement.

We are pleased to be using the Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders primarily over the Internet. As expressed in prior years, we believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of the annual meeting and also help to conserve natural resources by reducing the use of paper. On or about May 12, 2017, we will mail our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2017 Proxy Statement and 2017 Annual Report and how to vote online. The Notice also includes instructions on how to request a paper copy of the proxy materials, including the notice of annual meeting, proxy statement, annual report and proxy card, if necessary.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to review our proxy materials and promptly cast your vote using the instructions provided in the Notice. You may vote your shares over the Internet or via a toll-free telephone number. Alternatively, if you requested or received a paper copy of the proxy materials by mail, you may vote over the Internet, you may vote by telephone, or you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained in the Notice and proxy card.

As described in the accompanying 2017 Proxy Statement, the Company’s Board of Directors has approved the matters included in the proposals presented there, and believes that they are fair to, and in the best interests of, the Company’s stockholders. Thank you for your continued support of Argan, Inc. and I look forward to seeing you on June 22nd.

Very truly yours,

Rainer H. Bosselmann
Chief Executive Officer

Argan, Inc.

One Church Street, Suite 201

Rockville, Maryland 20850

Notice of
Annual Meeting of Stockholders
to Be Held on Thursday, June 22, 2017

Our 2017 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on June 22, 2017 at 11:00 a.m., local time, at the Cambria Hotel and Suites, 1 Helen Heneghan Way, Rockville, Maryland 20850, for the following purposes:

1.              To elect nine directors to our Board of Directors, each to serve until our 2018 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal;

2.              To approve the amendment of the Company’s 2011 Stock Plan (the “Stock Plan”) in order to increase the total number of shares of the Company’s common stock reserved for issuance under the Stock Plan from 2,000,000 shares to 2,750,000 shares;

3.              To hold a non-binding advisory vote on our executive compensation (the “say-on-pay” vote);

4.              To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2018; and

5.              To transact any other business that may properly come before the 2017 Annual Meeting of Stockholders or any adjournment or postponement of the meeting.

These items of business are more fully described in the accompanying proxy statement. Only stockholders of record at the close of business on April 25, 2017 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, please cast your vote via either the Internet, telephone or mail before the Annual Meeting so that your shares will be represented at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

David H. Watson
Corporate Secretary

Rockville, Maryland
May 5, 2017

Argan, Inc.

One Church Street, Suite 201

Rockville, Maryland 20850

Proxy Statement

May 5, 2017

The accompanying proxy is solicited on behalf of the Board of Directors (or the “Board”) of Argan, Inc., a Delaware corporation (referred to herein as “Argan” or the “Company”), for use at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 22, 2017, at 11:00 a.m., local time, at the Cambria Hotel and Suites, 1 Helen Heneghan Way, Rockville, Maryland 20850. This proxy statement for 2017 (the “Proxy Statement”) and the accompanying proxy card are being mailed starting on or about May 12, 2017 to stockholders of record on April 25, 2017. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2017 (the “Annual Report”) is enclosed with the Proxy Statement. At the Annual Meeting, stockholders will be asked to consider and vote upon the following four matters, and to transact any other business that may properly come before the Annual Meeting.

1.              The election of nine directors to our Board of Directors, each to serve until our 2018 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal;

2.              To approve the amendment of the Company’s 2011 Stock Plan (the “Stock Plan”) in order to increase the total number of shares of the Company’s common stock reserved for issuance under the Stock Plan from 2,000,000 shares to 2,750,000 shares;

3.              The non-binding advisory approval of our executive compensation as described in this Proxy Statement (the “say-on-pay” vote); and

4.              The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2018.

If a proxy is properly executed and returned to the Company via either the Internet, telephone or mail in time for the Annual Meeting and is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card.  Unless the proxy specifies that it is to be voted against or is an abstention on a listed matter, proxies will be voted “FOR” the election to our Board of Directors of each of the nine nominees identified in Proposal 1; “FOR” Proposals 2, 3 and 4; and otherwise in the discretion of the proxy holders as to any other matter that may be properly brought before the Annual Meeting.

INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

Internet Availability of Proxy Materials

As permitted by rules of the Securities and Exchange Commission (the “SEC”), we are making our Proxy Statement and Annual Report available to our stockholders primarily via the Internet, rather than mailing printed copies of these materials to each stockholder. We believe that this process will expedite stockholders’ receipt of proxy materials, lower the costs of the Annual Meeting and help to conserve natural resources.

On or about May 12, 2017, we will begin mailing to each stockholder (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review the proxy materials on the Internet, including our Proxy Statement and Annual Report for the current year, and how to access an electronic proxy card to vote on the Internet or by telephone. The Notice will also contain instructions on how to receive a paper copy of the proxy materials. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

If the shares you own are held in “street name” by a bank or brokerage firm, they may provide you with a Notice. Follow the instructions on that Notice to access our proxy materials and vote online, or to request a paper copy of our proxy materials. If you received these materials in paper form, the materials should include a voting instruction card so you can instruct your broker, bank or other holder of record how to vote your shares.

Voting

Each stockholder is entitled to one vote for each share of Argan, Inc. common stock (“Common Stock”) that the stockholder owns as of April 25, 2017 with respect to all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

Record Date

Only stockholders of record at the close of business (5:00 p.m. EDT) on April 25, 2017 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.  Stockholders of record will be entitled to one vote for each share of Common Stock held. For information regarding holders of more than 5% of the outstanding Common Stock, see the Principal Stockholders chart included herein.

Outstanding Shares

At the close of business on the Record Date, April 25, 2017, there were 15,485,719 shares of Common Stock outstanding. The closing price of our Common Stock on the Record Date, as reported by the New York Stock Exchange (“NYSE”), was $68.25 per share.

Quorum; Effect of Abstentions and “Broker Non-Votes”

A majority of the shares of Common Stock outstanding on the Record Date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If stockholders indicate on their proxy card that they wish to abstain from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be taken into account in determining the outcome of any of the proposals.

If a stockholder does not give a proxy to his/her broker with instructions as to how to vote the shares, the broker has authority under NYSE rules to vote those shares for or against “routine” matters, such as the ratification of Grant Thornton LLP as our independent registered public accountants. Brokers cannot vote on their customers’ behalf on “non-routine” proposals. If a broker votes shares that are unvoted by its customers for or against “routine” proposals, these shares are counted for the purpose of determining the outcome of such “routine” proposals as well as for the purpose of establishing a quorum.

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker holding shares in street name for the beneficial owner thereof does not receive voting instructions from the beneficial owner, and (2) the broker lacks discretionary authority to vote the shares. Banks and brokers cannot vote on their clients’ behalf on “non-routine” proposals. Therefore, broker non-votes are not counted for the purpose of determining whether stockholders have approved these types of matters. For the purpose of determining whether stockholders have approved a matter, abstentions are treated as shares present or represented.

Among other matters, the NYSE rules do not grant brokers discretionary authority to vote on the election of directors, the amendment of stock option plans or any proposal to approve the compensation of named executive officers. Therefore, if you hold your shares of Common Stock in street name and do not provide voting instructions to your broker, your shares will not be voted in these matters. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted in these matters. Please follow the instructions set forth in the Notice provided by your bank or broker.

The effects of broker non-votes and abstentions (i.e. if you or your broker mark “ABSTAIN” on a proxy card) on the counting of votes for each proposal are described below.

Voting Rights; Required Vote

Holders of Common Stock are entitled to one vote for each share held as of the Record Date. The votes required to approve each proposal are as follows:

• Election of Directors.  Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors which is considered a “non-routine” matter. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

• Approval of the Amendment to the 2011 Stock Plan. Approval of this “non-routine” matter requires the affirmative vote by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person, or are represented at the Annual Meeting by proxy. Abstentions will have the effect of a vote against this proposal, while broker non-votes will not be taken into account in determining the outcome of the vote on this proposal.

• The Say-on-Pay Vote. This matter is considered “non-routine.” As such, approval of the say-on-pay proposal requires the affirmative vote by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person, or are represented at the Annual Meeting by proxy. Abstentions will have the effect of a vote against this proposal. Broker non-votes will not be taken into account in determining the outcome of the vote on this matter.

• Ratification of Accountants. Approval of this proposal, which is considered to be “routine,” requires the affirmative vote by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person, or are represented at the Annual Meeting by proxy. Abstentions will have the effect of a vote against this proposal.

Proxies solicited by our Board of Directors will be voted in accordance with the directions given therein. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein.

Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the Annual Meeting and will be counted as present for purposes of determining whether a quorum is present. The inspector of elections will treat broker non-votes as present and entitled to vote for purposes of determining whether a quorum is present.

Our Named Executive Officers (refer to Executive Compensation hereafter in this Proxy Statement) and the members of our Board of Directors will vote the shares of Common Stock beneficially owned or controlled by them (representing approximately 7.6% of the shares of Common Stock issued and outstanding as of April 25, 2017) in favor of each of the proposals discussed above.

Voting of Proxies

If you complete and return a proxy pursuant to the appropriate instructions, it will be voted in accordance with the specifications made on the proxy card. If no specification is made on a submitted proxy, the shares represented by the proxy will be voted “FOR” the election to the Board of Directors of each of the nine nominees named on the proxy card; “FOR” Proposals 2, 3 and 4; and otherwise at the discretion of the proxy holders for any other matter that may be properly brought before the Annual Meeting. If you attend the Annual Meeting, you may also vote in person, and any previously submitted votes will be superseded by the vote you cast in person at the Annual Meeting.

Adjournment of Meeting

If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting.

Expenses of Soliciting Proxies

After the original mailing of the proxy cards and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our Common Stock forward copies of the proxy cards and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. We may reimburse brokers, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

We and/or our agents may also solicit proxies by mail, telephone, telegraph, facsimile, e-mail or in person.  The other expenses of solicitation, including the cost of printing and mailing, will be paid by us.

Revocability of Proxies

Any person submitting a proxy via the Internet, telephone or mail has the power to revoke it at any time before it is voted. A proxy may be revoked by submitting a properly completed proxy with a later date, by delivering a written notice of revocation to Continental Stock Transfer & Trust Company (our stock transfer agent) at 1 State Street, New York, New York 10004 or to the Corporate Secretary at Argan, Inc., One Church Street, Suite 201, Rockville, Maryland 20850, or by attending the Annual Meeting and voting in person.

The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the Common Stock and that the broker, bank or other nominee is not voting the shares at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The members of our Board of Directors are elected annually and hold office until the next annual meeting of stockholders and until their successors have been elected and shall have been qualified.  Vacancies and newly-created directorships resulting from any increase in the number of authorized directors may be filled by a majority vote of the directors then in office.

At the Annual Meeting, our stockholders are being asked to elect nine individuals to our Board of Directors, all of whom currently serve in that capacity. Unless a stockholder withholds authority, the holders of proxies representing shares of Common Stock will vote “FOR” the election of each of the nominees listed below.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or for good cause will not serve as a member of our Board of Directors. However, if a nominee shall be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the Board of Directors.

Directors/Nominees

The names of the nominees, their ages as of April 30, 2017, and certain information about them are set forth below:

Name	Age	Position
Rainer H. Bosselmann	74	Chairman of the Board
Cynthia A. Flanders	62	Director
Peter W. Getsinger	65	Director
William F. Griffin, Jr.	62	Director
William F. Leimkuhler	65	Director
W.G. Champion Mitchell	70	Director
James W. Quinn	59	Director
Brian R. Sherras	59	Director
John R. Jeffrey, Jr.	63	Director

Rainer H. Bosselmann.  Mr. Bosselmann has been a director and Chairman of the Board of Directors since May 2003 and our Chief Executive Officer since October 2003.  Mr. Bosselmann was a director and Vice Chairman of the Board from January 2003 to May 2003.  Mr. Bosselmann was Chairman of the Board, Chief Executive Officer and a director of Arguss Communications, Inc. (“Arguss”), a telecommunications infrastructure company listed on the New York Stock Exchange, from 1996 through 2002 and President of Arguss from 1997 through 2002.  Mr. Bosselmann served as a director of The Roberts Company, formerly a privately owned firm, from 2008 until December 2015 when it was acquired by us. Mr. Bosselmann served as a director of Midasco LLC from 2008 until 2011 and Morgan Contracting Inc. from 2010 until 2013, both privately owned firms.

Mr. Bosselmann’s long tenure as CEO and Chairman positions him to contribute to the Board his extensive knowledge of the Company, its history and development, and to provide critical continuity to the Board of Directors.  As CEO of Arguss and then the Company, he has developed substantial expertise in managing public companies with diverse and remotely-located business operations, and in identifying, executing and integrating acquisitions. He possesses the leadership skills that are important to the Board of Directors and the Company.

Cynthia A. Flanders. Ms. Flanders has been a member of our Board of Directors since April 2009 and was our Chief Financial Officer during the calendar year 2015.  Since October 2013, she has served as a Senior Advisor for Verit Advisors LLC, an independent investment bank advisory firm that specializes in ESOPs and other ownership transitions.  In 2009, she founded Skipjack Partners LLC, a women-owned consultancy doing business as Manage Fearlessly, an internet resource for managers and entrepreneurs. From 1975 through 2009, Ms. Flanders held a series of positions of increasing responsibility with Bank of America and its predecessor organizations (the “Bank”). Ultimately, she served as the Global Commercial Banking Executive for the Bank’s Mid-Atlantic region overseeing eight commercial banking markets and over 80 client teams delivering a full array of financial services to over 6,000 small, middle market and micro cap clients in the Mid-Atlantic region.

With her long career at the Bank, Ms. Flanders brings to the Board and the Company considerable experience in executive management and strategic planning, as well as expertise in financial analysis, capital structuring and due diligence investigations.  Her many years of lending to businesses in the Mid-Atlantic region have provided her with a unique understanding of our business and the construction industry. In addition, she represents an important resource for consultation regarding commercial banking matters.

Peter W. Getsinger. Mr. Getsinger has been a member of our Board of Directors since his appointment in November 2014. Mr. Getsinger is the managing partner, founder, and chief investment officer of Nexstar Capital Partners LLC (a SEC registered firm), an alternative investment management firm that is focused on investing in emerging markets with a primary concentration in Latin America. The firm commenced operations in March of 2004, receiving its initial investment capital from the Griswold family, formerly the controlling shareholders of Alex Brown in Baltimore. In 2005, the firm acquired an ownership interest (2007) in Electro Dunas S.A. (an electricity distributor servicing the southwest of Peru and one of four privatized distribution companies in that country). Mr. Getsinger continues to serve as a board member and senior advisor of Electro Dunas.

Prior to forming Nexstar, Mr. Getsinger was head of global investment banking for Latin America at Deutsche Bank. He held the same role at Bankers Trust Company in addition to running the global project finance business. He previously served as Senior Vice President and head of fixed income sales for the UK, Europe, and Middle East at Lehman Brothers. Mr. Getsinger is also a former director and owner of GPU Argentina Holdings, Inc.

Mr. Getsinger brings a significant amount of business experience to our Board along with deep financial and diverse banking expertise. Because of his experience with Electro Dunas S.A., he provides additional power industry knowledge to the Board. Mr. Getsinger has a strong background in international markets and his leadership in providing global investment banking services will be valuable to the Board in matters relating to strategic planning and potential overseas expansion.

William F. Griffin, Jr.  Mr. Griffin was appointed to the Board of Directors in April 2012. He is a co-founder of Gemma Power Systems, LLC and its affiliated companies (“Gemma”), all wholly-owned subsidiaries of Argan since their acquisition in December 2006.  Mr. Griffin is a veteran of power plant construction with over 35 years of related experience. He has been Vice Chairman of Gemma since November 2007 and Chief Executive Officer of Gemma since September 2008. From September 2008 to January 2009, he was also President of Gemma. From December 2006 to November 2007, he was Chief Executive Officer of Gemma. Under Mr. Griffin’s leadership, Gemma has grown to become one of the nation’s leading provider of engineering, procurement and construction services to the power generation market. The revenues of Gemma represented approximately 85% of our consolidated revenues for the year ended January 31, 2017 (“Fiscal 2017”).

Mr. Griffin has significant senior executive experience in the energy-related construction sector. Also, as a member of the senior management of one of our operating companies, Mr. Griffin contributes an in-depth understanding of our business not easily attainable by an outside member of our Board. Based on the extent of his experience, the Board of Directors benefits from Mr. Griffin making important and savvy contributions to its deliberations regarding our strategic direction, our commitment to certain business development efforts and the identification of future construction project opportunities.

William F. Leimkuhler.  Mr. Leimkuhler has been a member of our Board of Directors since June 2007. He has been General Counsel and Director of Business Development of Paice Corporation, a privately held developer of hybrid electric powertrains, since 1999. Mr. Leimkuhler also advises a number of technology-based companies on business, financial and legal matters. From 1994 through 1999, he held various positions with Allen & Company LLC (“Allen”), a New York investment banking firm, initially serving as the firm’s General Counsel. Prior to that, Mr. Leimkuhler was a corporate partner with the New York law firm of Werbel & Carnelutti. In November 2013, Mr. Leimkuhler joined the board of directors of Northern Power Systems Corp. (TSX: NPS), which designs, manufactures and services wind turbines, and was appointed chairman in December 2013. He serves on the audit and compensation committees of this board. Mr. Leimkuhler is also the lead director of U.S. Neurosurgical, Inc. (OTCBB: USNU). He served as a director of Integral Systems, Inc. (NASDAQ: ISYS) and Speedus Corp. (NASDAQ: SPDE) for over five (5) years until 2011.

The experience that Mr. Leimkuhler has developed as a legal executive with an investment banking firm, a securities law firm partner and a board member for other public companies makes him a valuable member of our Board, and a well-qualified Audit Committee chairman. He is a respected source of legal guidance to the members of the executive management team and the members of our Board of Directors and provides special insight to them on matters relating to financial reporting and corporate governance requirements.

W.G. Champion Mitchell.  Mr. Mitchell has been a member of our Board of Directors since October 2003.  From January 2003 until March 2008, Mr. Mitchell was Chairman of the Board and Chief Executive Officer of Network Solutions, Inc. which was engaged in the creation, marketing and management of digital identity and web presence products.  Mr. Mitchell currently serves as a director of two privately-held companies, Direct Brands, Inc. and The 41st Parameter, Inc. He is also a member of the board of governors for RTI International, a leading independent, nonprofit research and development organization, and for the University of North Carolina system that controls all state owned universities and operates the largest hospital system in the state.

Mr. Mitchell brings to the Board business leadership skills honed as a former chief executive officer for a series of companies. This background makes him a valuable source of advice and consultation for the management team and the other members of the Board as we address the contemporary issues facing public companies today. His many years of experience as a corporate executive and his length of service on our Board provide him with a unique capability to assess the needs of the Board and to evaluate the value of potential Board members, and with substantial insight into management, operational and financial matters, and knowledge of market conditions and trends.

James W. Quinn.  Mr. Quinn has been a member of our Board of Directors since May 2003.  Mr. Quinn is currently a Managing Director of Allen. Since 1982, Mr. Quinn has served in various capacities at Allen and its affiliates, including head of the Corporate Syndicate Department and Chief Financial Officer for approximately ten years. Mr. Quinn served as a director of Arguss from 1999 through 2002. He also serves as a director on the boards of several privately held companies in connection with Allen’s investment in the companies and several charitable organizations.

Mr. Quinn’s experience with financial and investment banking matters at Allen and his terms of service on the boards of the Company and Arguss make him a valued member of our Board and chair of the Board’s Compensation Committee. His many years of experience allow him to counsel the Board on matters such as executive compensation, mergers and acquisitions, capital structure, financings and strategic planning and to provide insightful views on public company reporting matters and general business trends.

Brian R. Sherras.  Mr. Sherras was appointed to our Board of Directors in March 2012. He holds the position of Director - Sales and Business Development for Atlantic Projects Company Ltd. (“APC”), formerly a management-owned limited liability company registered in Ireland that provides construction, engineering and maintenance services worldwide to the power generation sector with a historical focus on the installation of gas and steam turbines for combined cycle natural gas-fired power plants. APC was acquired by us in May 2015. Mr. Sherras is responsible for global sales and business development. Prior to joining APC in 1999, he held a succession of technical and management positions with the Power Systems group of General Electric Company.

The significance of Mr. Sherras’ experience in our industry makes him an important member of our Board of Directors as we consider various opportunities to expand our business. His wealth of knowledge about the construction of turbine-based power plants, especially overseas projects, is a valuable element in the spectrum of business experience represented by the members of our Board of Directors.

John R. Jeffrey, Jr.  The Board has nominated Mr. Jeffrey for election as a Director for the first time. During Mr. Jeffrey’s 40 years of experience at Deloitte & Touche LLP (“Deloitte”) including 30 years as a partner, he served as lead client service partner, audit partner and advisory partner to several of Deloitte’s largest clients. Mr. Jeffrey was Managing Partner of Deloitte’s Global Japanese Services Group from 2003 to 2015. Mr. Jeffrey was a member of Deloitte’s United States Chairman and CEO Nominating Committee in 2010.

Mr. Jeffrey provides our Board with significant expertise in the areas of public accounting, risk management, mergers and acquisitions, and related regulatory matters, which he developed over a long career with a leading audit firm. He also brings to the Board viable experience with operational and governance issues faced by complex organizations including extensive international expertise. Mr. Jeffrey also brings to our Board valuable experience in dealing with long-term construction projects, and the natural gas fracking business. Mr. Jeffrey is a Certified Public Accountant with an active license.

On April 6, 2017, Ambassador Henry A. Crumpton announced to the Board of Directors his intention to retire from Argan’s Board by not standing for re-election at the 2017 Annual Meeting of Stockholders. The Board of Directors thanked Ambassador Crumpton for his 9 years of service and for the expertise and insight he contributed to Argan’s executive team each and every year.

Composition of Board of Directors

The number of directors which shall constitute the whole Board of Directors shall be not less than four or more than ten. Eight current directors will stand for re-election and one proposed director will stand for election at the Annual Meeting as described in this Proxy Statement.

Director Attendance at the Annual Meeting

All of our directors attended last year’s annual meeting, and we expect that all nine of the nominated directors will attend this year’s Annual Meeting.

Board of Directors Meetings and Committees

During Fiscal 2017, the Board of Directors met five (5) times. All Board members, with the exception of Ambassador Crumpton, were present for the meetings held during the year or participated by telephone conference.  Ambassador Crumpton participated in 60% of the Board meetings.

Currently, the Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee. The functions of each of these committees and their members are specified below. The Audit Committee operates under written charter which was updated and affirmed by the Board in June 2016, and the latter two committees operate under written charters which were reviewed and affirmed by the Board in June 2016, in order to meet the requirements of the New York Stock Exchange Listed Company Manual. These charters, as well as the Board’s Governance Guidelines, are available on our website at www.arganinc.com.

The members of the four currently standing committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee	Executive Committee
Rainer H. Bosselmann				Chairman
Henry A. Crumpton			Member
Peter W. Getsinger	Member	Member
William F. Leimkuhler	Chairman	Member
W.G. Champion Mitchell	Member		Chairman	Member
James W. Quinn		Chairman	Member	Member

With the retirement of Ambassador Crumpton, following our 2017 Annual Meeting of Stockholders, it is anticipated that Mr. Jeffrey will serve as Chairman of the Audit Committee and as a member of the Nominating/Corporate Governance Committee.  Mr. Leimkuhler will change his role from chairman to member of the Audit Committee and Mr. Mitchell will no longer be a member of the Audit Committee.

The Board has determined that the following current members of the Board are independent directors, as such term is defined in Section 303A of the NYSE Listed Company Manual:  Messrs. Getsinger, Leimkuhler, Mitchell, Quinn, and Ambassador Crumpton. The Board also believes that Mr. Jeffery qualifies as independent. The independent directors meet from time to time in executive session without the other members.

Executive Committee. This committee is authorized to exercise the general powers of the Board of Directors in managing the business and affairs of the Company between meetings. It was not necessary for the Executive Committee to hold any meetings during Fiscal 2017.

Audit Committee. During Fiscal 2017, the Audit Committee met five (5) times by telephone conference. All members participated in each of these meetings, except that Mr. Mitchell missed one meeting. The members of the Audit Committee are all independent directors under applicable SEC and stock exchange rules.  In addition, the Board of Directors has determined that at least one of the independent directors serving on the Audit Committee, Mr. Leimkuhler, is an audit committee financial expert, as that term has been defined by Item 407 of Regulation S-K.

The original written charter of the Audit Committee was adopted in October 2003. The charter was most recently updated and approved by the Board in June 2016. The Audit Committee assists the full Board of Directors in its oversight responsibilities relating to the integrity of our published consolidated financial statements, our financial disclosure controls and our system of internal control over financial reporting. This group considers and approves the employment of, and approves the fee arrangements with, independent registered public accountants for audit and other nonaudit services.

The Audit Committee meets with members of management and representatives of our independent registered public accounting firm in order to review the overall plan for the annual independent audits including the scope of audit testing and any other factors that may affect the effectiveness of the audits. The Audit Committee discusses with management and the auditors our major financial and operating risks, the steps that management has taken to monitor and manage such exposures, the results of the quarterly reviews and annual audits and any other matters required to be communicated to the Audit Committee pursuant to generally accepted auditing standards, the securities laws or listing standards. At the end of each of the first three quarters and subsequent to year-end, the members of the Audit Committee meet with management and the independent auditors to review the adequacy and accuracy of the information included in the applicable SEC filing including the disclosures made in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of each filing.

The expanded responsibilities of the Audit Committee include requirements to meet with representatives of our internal auditing firm in order to review the scope of its annual audit plan and the results of its testing including the identification of any significant deficiencies or material weaknesses in the system of internal control over financial reporting and the discovery of any fraud regardless of materiality.

In addition, the Audit Committee maintains our procedures covering the receipt, retention and treatment of complaints we receive regarding accounting, internal controls or auditing matters, and the confidential or anonymous submissions by employees expressing concerns regarding questionable accounting or auditing practices.

Compensation Committee. The members of the Compensation Committee held telephone discussions during and subsequent to Fiscal 2017, primarily to evaluate the elements of compensation for our executive officers, and to make decisions regarding the award of cash bonuses and the granting of options to purchase shares of our Common Stock. The committee members considered the performance of our Company for Fiscal 2017, and reviewed the individual performance and achievements of each executive during the year. The committee members agreed that the executives performed well in all areas of our business during the year including the management of the operations of our wholly-owned subsdiary, Gemma. In particular, the Compensation Committee members noted the successful completion of two major power-plant construction projects, the significant progress on four other power-plant construction projects and the development of potential new business. It was also recognized that the executive team invested considerable time and effort in the integration of the two companies acquired by Argan during Fiscal 2016. Further, the committee members acknowledged that the continued and dedicated service of Mr. Griffin would be particularly crucial to our future success and, at its April 13, 2016 meeting, the Board of Directors unanimously approved the material terms of the performance goals and amended employment agreement for William F. Griffin, Jr. (“2016 Executive Performance Plan”), effective as of February 1, 2016, which was subsequently approved by the Company’s stockholders at the 2016 Annual Meeting.

The members of the Compensation Committee reviewed and certified the results of the calculations pursuant to the performance criteria established in Mr. Griffin’s employment agreement for Fiscal 2017 resulting in non-equity incentive plan compensation of $4,000,000 (discussed further in the Compensation Discussion and Analysis section below).  Additionally for Fiscal 2017, the review of the individual performance and achievements of Mr. Daniel L. Martin, Gemma’s president, resulted in the committee’s approval of cash bonus payment to Mr. Martin in the amount of $415,000. The review also resulted in the payment of cash bonus awards to Mr. Bosselmann, our Chief Executive Officer, and Mr. David H. Watson, our Chief Financial Officer, in the amounts of $225,000 and $200,000, respectively, and the award to Mr. Bosselmann and Mr. Watson of nonqualified options to purchase 50,000 shares and 40,000 shares of our Common Stock, respectively. These actions were ratified by the independent members of the Board.

The members of the Compensation Committee are independent directors under applicable stock exchange rules. No member of the Compensation Committee has ever been an officer or employee of the Company.

The written charter for the Compensation Committee, which was originally adopted in April 2004, was updated in June 2013. The Compensation Committee is responsible for implementing and reviewing executive compensation plans, policies and programs in an effort to ensure the attraction and retention of executive officers in a reasonable and cost-effective manner, to motivate their performance in the achievement of our business objectives and to align the interests of executive officers with the long-term interests of our stockholders.  To that end, it is the responsibility of the Compensation Committee to develop and approve periodically a general compensation plan and salary structure for our executive officers that considers business and financial objectives, industry and market pay practices and/or such other information as may be deemed appropriate. It is the responsibility of the Compensation Committee to review and recommend for approval by the independent directors of the full Board of Directors the compensation (salary, bonus and other compensation) of our Chief Executive Officer, to review and approve the compensation (salary, bonus and other compensation) of our other Named Executive Officers, and to review and approve perquisites offered to our Named Executive Officers. The Compensation Committee shall also review and approve corporate goals and objectives relevant to the compensation of our Named Executive Officers, evaluate performance in light of the goals and objectives, and review and approve all employment, retention and severance agreements for our Named Executive Officers.

The Compensation Committee acts on behalf of the Board of Directors in administering compensation plans approved by the Board and/or the stockholders including the Stock Plan in a manner consistent with the terms of such plans, reviews and makes recommendations to the Board of Directors with respect to new compensation, incentive and equity-based plans, and reviews and makes recommendations to the Board on changes in major benefit programs for our Named Executive Officers.  The Compensation Committee also reviews the management succession program for the Chief Executive Officer and selected other executive officers.

Nominating/Corporate Governance Committee. The initial written charter of the committee now known as the Nominating/Corporate Governance Committee was adopted in April 2004, and it was also updated in June 2013. Pursuant to its expanded duties and responsibilities, this committee provides oversight of our corporate governance affairs, including the consideration of risks, and assesses the full Board’s performance annually in accordance with procedures established by it.

This committee has been primarily responsible for identifying individuals qualified to become members of our Board of Directors, and for recommending to the Board of Directors the persons to be nominated by the Board for election as directors at the annual meeting of stockholders and the persons to be elected by the Board of Directors to fill any vacancies on the Board. It was recommended by this committee that Mr. Jeffrey be appointed to the Board of Directors.

The Nominating/Corporate Governance Committee considers the gender and ethnic diversity of the Board of Directors and uses certain other selection criteria as a guide in its selection process including the following: (i) nominees should have a reputation for integrity, honesty and adherence to high ethical standards; (ii) nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term business objectives and should be willing and able to contribute positively to our decision-making process; (iii) nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board of Directors and its committees; (iv) nominees should have the interest and ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders; and (v) nominees should not have, or appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

The Nominating/Corporate Governance Committee is also responsible for reviewing with the Board of Directors, on an annual basis, the requisite skills and criteria for new Board members as well as the composition of the Board as a whole. The Board of Directors believes that the Board, as a whole, should include individuals with a diverse range of experience to give the Board both depth and breadth in the mix of skills represented for the benefit of our stockholders. To that end, the Board endeavors to include in its overall composition an array of targeted skills that complement one another rather than requiring each director to possess the same skills, perspective and interests. Accordingly, this committee and the full Board consider the qualifications of directors and director nominees both individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

The group will consider nominees for the Board of Directors recommended by stockholders.  Nominations by stockholders must be in writing, must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating stockholder is a beneficial or record owner of our Common Stock. Any such submission must also be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. This committee is required to review the qualifications and backgrounds of all directors and nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of the Board of Directors. Nominations must be delivered to the committee’s attention at our headquarters address.

Board Leadership and Risk Oversight

Mr. Bosselmann, our Chief Executive Officer, currently serves as the Chairman of our Board of Directors. Mr. Griffin and Mr. Sherras are also members of management. Five of the nine members of the Board are considered to be independent based on the Board’s consideration of our independence standards and the applicable New York Stock Exchange independence standards including the requirements set forth in Section 303A.02(a)(ii) of the NYSE Listed Company Manual. The Board believes that its current leadership structure provides independent Board leadership and engagement while also deriving the benefit of having our Chief Executive Officer serve as Chairman of the Board. The Board has determined that Mr. Bosselmann, the individual with primary responsibility for managing the Company’s day-to-day operations, is best positioned to chair regular Board meetings and to lead and facilitate discussions of key business and strategic issues.

The Board periodically reviews the structure of the Board. As set forth in our bylaws, the Board is empowered to choose any one of its members (and not just the Chief Executive Officer) as Chairman of the Board. The Board believes that we have best corporate practices in place to ensure that the Company maintains a strong and independent Board, the highest standards of corporate governance and the continued accountability of the Chief Executive Officer to the Board. This structure is evidenced by the composition of the current Board of Directors and its Audit, Compensation and Nominating/Corporate Governance Committees.

All of the members of such committees are independent directors. Consequently, independent directors directly oversee critical matters such as the remuneration policy for executive officers, succession planning, our corporate governance guidelines, policies and practices, the director nomination process, our corporate finance strategies and initiatives, and the integrity of our consolidated financial statements and internal control over financial reporting.

Mr. Quinn has been designated by the Board as the lead independent director. As the primary liaison between the Chairman of the Board and the independent directors, his documented duties and responsibilities include (1) approving Board meeting schedules and agendas; (2) approving the type of information provided to the directors in connection with each meeting of the Board; (3) presiding over all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors; (4) providing feedback to the Chairman of the Board on issues considered at such meetings; (5) calling meetings of the independent directors when deemed necessary and appropriate; and (6) performing such other duties as the Board from time to time may determine.

One of the Board’s key functions is oversight of our risk management process. The Board administers its oversight function directly through the Board as a whole, which has the ultimate oversight responsibility for the risk management process, as well as through the standing Audit, Compensation and Nominating/Corporate Governance Committees that address risks inherent in their respective areas of oversight. The whole Board monitors the effectiveness of our corporate codes of conduct and ethics, including whether they are successful in preventing wrongful conduct, and risks associated with the independence of its members, potential conflicts of interest and succession planning.

Our Audit Committee considers and discusses our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment, risk management and our insurance program is undertaken.  The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of the internal assessments of our system of internal control over financial reporting and the audits conducted by our independent registered public accountants.

The Compensation Committee administers our stock plans, and reviews and recommends the salaries and bonuses paid to the Named Executive Officers while assessing whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The independent directors of the full Board approve the salary and bonus amounts paid to Named Executive Officers and approve all stock option awards. Senior management reports on enterprise risks issues, including operational, financial, legal and regulatory, and strategic and reputation risks, to the appropriate committee or to the full Board.

The entire Board and the committees receive reports on areas of material risk and, for each committee, the committee’s area of oversight, from senior management, our internal audit firm, our independent registered public accountants, outside counsel, and other members of management and professional advisors.  When one of the committees receives any such report, the chairman of the committee reports on the discussion to the full Board of Directors at the next Board meeting.  This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

In June 2014, the Board of Directors adopted a set of governance guidelines which are intended to provide a framework within which the Board conducts its business. Among other items, the guidelines describe the basic responsibilities of a member of our Board and the requirements for the conduct of Board and committee meetings. As stated above, these governance guidelines are available on our website at www.arganinc.com.

Compensation of Directors

Each non-employee member of our Board of Directors receives an annual fee of $20,000, plus $300 for each formal Board or committee meeting attended. Members of the Audit Committee receive an additional annual fee of $5,000. Directors are reimbursed for reasonable expenses actually incurred in connection with attending each formal meeting of the Board of Directors or any committee thereof.  Directors are also eligible for the award of options to purchase shares of our Common Stock.

The following table summarizes the fees and other compensation for the non-employee members of our Board of Directors for Fiscal 2017:

Name	Fees	Stock Option Awards (1)	All Other Compensation	Total Compensation

Henry A. Crumpton	$20,600	$191,400	$—	$212,000
Cynthia A. Flanders	21,200	191,400	—	212,600
Peter W. Getsinger	27,400	191,400	—	218,800
William F. Leimkuhler	27,400	191,400	—	218,800
W.G. Champion Mitchell	27,400	191,400	—	218,800
James W. Quinn	21,200	191,400	—	212,600

(1)         Amounts represent the aggregate award date fair value computed in accordance with generally accepted accounting principles in the United States (“GAAP”), and reflect the assumptions discussed in Note 13 — Stock-Based Compensation of our consolidated financial statements included in Item 8 of our Form 10-K Annual Report for Fiscal 2017.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS

PROPOSAL NO. 2

AMENDMENT TO THE 2011 STOCK PLAN

Background

On April 6, 2017, the Board of Directors passed a resolution, subject to stockholder approval, that amended the Argan, Inc. 2011 Stock Plan (the “Stock Plan”) by increasing the number of shares of Common Stock issuable thereunder from 2,000,000 shares to 2,750,000 shares. The material features of the Stock Plan are outlined below.

As of April 25, 2017, there were 340,000 shares of Common Stock available for award under the Stock Plan. Options to purchase 784,650 shares of our Common Stock were outstanding, including options to purchase 779,650 and 5,000 shares of our Common Stock that were awarded under the Stock Plan and a predecessor stock option plan, respectively. During the year ended January 31, 2017, plus the period from February 1, 2017 through April 25, 2017, options to purchase 375,000 shares of Common Stock were awarded. Under both plans, stock options have been awarded to our Named Executive Officers, key employees and members of the Board of Directors.

The 2011 Stock Plan

Purpose. The purpose of the Stock Plan is to provide our officers, employees, directors and consultants who are in a position to contribute materially to our long-term success with opportunities to increase their interest in the Company’s welfare, and to aid in attracting and retaining employees, directors and consultants of outstanding ability. The Board of Directors believes that it is important to have shares available under a stock incentive plan like the Stock Plan in order to provide adequate incentives to new employees and other key members of our workforce including those additional management and non-management employees who may join us as a result of future business acquisitions or other growth of the Company. The Plan is administered by the Compensation Committee of our Board of Directors.

Eligibility. Subject to certain other provisions of the Stock Plan, the number of shares of our Common Stock which may be issued or transferred pursuant to stock options and stock awards granted under the Stock Plan (“Awards”) and the number of shares of our Common Stock which may be subject to outstanding but unexercised stock options granted under the Stock Plan shall not exceed 2,750,000 shares in the aggregate, assuming the approval of this Proposal No. 2.

Stock options granted under the Stock Plan may be either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified options. Incentive stock options may be granted only to employees of the Company (including directors who are employees), while non-qualified options may be issued to employees, directors (whether or not an employee) and consultants of the Company.

Employees, directors and consultants shall also be eligible to receive grants of restricted and/or unrestricted stock under the Stock Plan. Our Board of Directors has the authority to determine those individuals who shall receive Awards and the number of shares of our Common Stock subject to such Awards. The Board of Directors shall also determine the time periods during which stock options granted under the Stock Plan may become partially or fully exercisable and the exercise price for each stock option granted under the Stock Plan, subject to certain limitations described therein.

Restricted stock grants may be made subject to vesting, in one or more installments, upon the happening of certain events, upon the passage of a specified period of time, upon the fulfillment of certain conditions or upon the achievement by the Company or any subsidiary, division, affiliate or joint venture of the Company of certain performance goals, as the Compensation Committee shall decide in each case when restricted stock grants are awarded.

The Stock Plan does not permit the repricing of options to purchase shares of our Common Stock nor does it allow the cancellation of existing stock options in connection with the award of a new option.

Terms of the Options. Awards must occur no later than July 19, 2021. The per share purchase price of the shares of Common Stock subject to incentive and non-qualified stock options may not be less than the fair market value of the Common Stock on the date that the stock option is granted.

For incentive stock options granted to any person who owns, directly or indirectly, at the time of the grant, 10% or more of the total combined voting power of all classes of stock of the Company (a “10% Stockholder”), the per share purchase price of the shares of Common Stock subject to the option shall be at least 110% of the fair market value of our Common Stock on the date of grant.

Incentive stock options granted under the Stock Plan cannot be exercised more than ten years from the date of grant although the term of an incentive stock option issued to a 10% Stockholder cannot exceed five years. The aggregate exercise price of an incentive stock option, or any portion thereof, shall be payable on the date of exercise of the option (i) in cash or by check, bank draft or postal or express money order by the option holder, or (ii), provided that a public market exists for our Common Stock, in consideration received by the Company under a procedure whereby a qualified broker-dealer advances funds on behalf of an option holder or sells shares acquired upon the exercise of a stock option on behalf of a option holder. Notwithstanding any other provisions hereof, the aggregate fair market value (determined at the time the option is granted) of the Common Stock with respect to which an incentive stock option becomes exercisable for the first time during any calendar year (under the Stock Plan and all other similar plans of the Company) shall not exceed $100,000.

Transferability. No right under the Stock Plan may be transferred other than by will or the laws of descent and distribution. During the lifetime of an option holder, a stock option will be exercisable only by the option holder or his/her conservator. If a stock option shall expire and terminate for any reason, in whole or in part, without being exercised or, if a stock award is forfeited because the restrictions with respect to such stock award shall not have been met or have lapsed, the number of shares of Common Stock subject to the stock option or which are no longer outstanding under a stock award may again become available for an Award.

Federal Income Tax Consequences. If an option granted under the Stock Plan is an incentive stock option, the option holder will recognize no taxable income upon grant of the incentive stock option and incur no tax liability due to the exercise unless the option holder is subject to the alterative minimum tax. We will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after transfer of the shares to the option holder by us, any gain will represent a long-term capital gain for the option holder. If these holding periods are not satisfied, the option holder will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the Common Stock at the date of the option exercise or the sale price of the Common Stock and we will be entitled to a deduction in the same amount as the ordinary income recognized by the option holder. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income (also described as a disqualifying disposition) will be characterized as capital gain.

If an option granted under the Stock Plan is a non-qualified stock option (also referred to as a nonstatutory stock option), the option holder ordinarily will recognize no taxable income upon the receipt of an Award and incur no tax liability at that time. However, upon exercise of a non-qualified stock option, the option holder will recognize ordinary income in an amount equal to the fair market value of our Common Stock on the date of exercise less the amount paid for the Common Stock. Subsequent sale or exchange of the Common Stock acquired upon such an exercise will result in a capital gain or loss for the option holder. We will be entitled to an income tax deduction in the same amount as the ordinary income recognized by an option holder with respect to shares of Common Stock acquired upon the exercise of a non-qualified stock option.

The recipient of a restricted stock Award generally does not recognize taxable income at the time of grant, and we are not entitled to a tax deduction at that time unless the recipient elects to be taxed at the time of Award by making an election under Section 83(b) of the Code within 30 days of the date of award. When the restrictions applicable to the shares lapse, the recipient recognizes ordinary income in an amount equal to the excess of the fair market value of the shares of our Common Stock at such time over the amount, if any, paid for the shares. Ordinarily, we will be entitled to a tax deduction at the same time and in the same amount as the ordinary income recognized by the recipient.

The grant of an Award of unrestricted shares of our Common Stock has immediate income tax consequences for both the recipient and us. The recipient will recognize ordinary income at the time of the Award in an amount equal to the then fair market value of the Common Stock less any amount paid for the shares. Ordinarily, we will be entitled to a tax deduction at the same time and in the same amount as the ordinary income recognized by the recipient.

Under the American Taxpayer Relief Act of 2012, the top annual federal income tax rate on net capital gain (net long-term capital gain minus net short-term capital loss) is 20% for single filers with 2017 incomes above $418,400 and married couples filing jointly with 2017 incomes exceeding $470,700. In addition, the 3.8% Medicare surtax on net investment income, which includes capital gains, will result in an overall capital gain rate of 23.8% for higher-income taxpayers.

The foregoing is only a summary of the effects of federal income taxation upon individuals and us with respect to Awards and the acquisition of shares of our Common Stock under the Stock Plan, and does not purport to be complete. References should be made to the applicable provisions of the Code. In addition, this summary does not discuss the income tax laws of any municipality, state or foreign country in which the recipient of an Award is a resident.

Termination of Employment/Relationship. If employment with us of the holder of a stock option is terminated other than by disability or death, the term of any then outstanding stock option held by the employee shall extend for a period no later than three months after the employment termination date, in the case of an incentive stock option, and no later than twelve months after the employment termination date, in the case of a non-qualified stock option. If a director ceases to be a director, or a consultant ceases to provide services to us, other than by reason of death, the terms of any then outstanding non-qualified stock option held by the individual shall extend for a period no later than twelve months after cessation of the services being provided to us by the option holder. If employment of the holder of an incentive stock option is terminated by reason of disability, the term of any then outstanding incentive stock option held by the employee shall extend for a period ending no later than twelve months after the termination date of the employment with us. In all cases, a stock option shall be exercisable to the extent it was exercisable as of the last date of employment or service, as applicable.

If an option holder dies, the representative of his/her estate or beneficiaries thereof to whom the stock option has been transferred shall have the right during the period ending no later than twelve months after the date of death to exercise any then outstanding stock options in whole or in part.

Notwithstanding the foregoing, all stock options outstanding at the time of a change in control of the Company, as defined in the Stock Plan, shall become fully vested.

Equity Compensation Plan Information

The following table sets forth certain information, as of April 25, 2017, concerning the shares authorized for issuance upon the exercise of options to purchase our Common Stock.

Equity Compensation Plans —	Number of Shares Issuable under Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance (1)
Approved by the Stockholders (2)	784,650	$42.68	340,000
Not Approved by the Stockholders	—	—	—
Totals	784,650	$42.68	340,000

(1)         Represents the number of shares of our Common Stock reserved for future awards and excludes the number of securities reflected in the first column of this table.

(2)         Approved plans include the Company’s 2011 Stock Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE STOCK PLAN IN ORDER TO INCREASE THE NUMBER OF SHARES OF OUR COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER FROM 2,000,000 TO 2,750,000 SHARES

PROPOSAL NO. 3

APPROVAL OF EXECUTIVE COMPENSATION (THE “SAY-ON-PAY” PROPOSAL)

We are seeking stockholder approval of the compensation of our executive officers (our “Named Executive Officers”) as described in this Proxy Statement. This description is contained in the Executive Compensation section of this Proxy Statement which is included below, including the compensation tables and the narrative compensation disclosures included therein. This non-binding advisory proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). This vote represents our fifth annual advisory say-on-pay vote. Subsequent to the annual meeting of stockholders held in 2013 and based on the results of voting by the stockholders, the Board of Directors determined that we will hold an advisory vote on executive compensation every year.

Because this is an advisory vote, it will not be binding on the Board of Directors and it will not directly affect or otherwise limit any existing compensation or award arrangement of any of our Named Executive Officers. However, our Compensation Committee does intend to take into account the outcome of the vote when considering future executive compensation arrangements.

Our executive compensation program, which is based on a philosophy of paying for performance and tying a significant portion of executive pay to the achievement of long-term growth in the value of the Company, was enhanced for Fiscal 2017 to ensure the stability of our core management team through a challenging business environment while providing powerful incentives to drive profitable growth and to deliver value to our stockholders. In April 2016, the Board of Directors adopted several policies which are intended to enhance accountability and further encourage alignment of stockholder and executive officer interests in the future. The policies, which are described in further detail below in the Compensation Discussion and Analysis section, include a stock ownership policy for Named Executive Officers and non-employee Directors, a clawback policy, a no pledging policy and an anti-hedging policy. Additionally, in an effort to increase compensation transparency to our stockholders and our overall income tax efficiency, we developed specific performance metrics as part of an executive compensation plan related to the pay for Mr. Griffin for Fiscal 2017, which was approved by our stockholders at the 2016 Annual meeting.

In considering how to vote on this advisory proposal, we encourage our stockholders to review all the relevant information in the Executive Compensation section of this Proxy Statement including the compensation tables and the narrative disclosures regarding our executive compensation program.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF

THE SAY-ON-PAY PROPOSAL

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has selected Grant Thornton LLP (“Grant Thornton”) as the independent registered public accountants to perform the audit of our consolidated financial statements for our fiscal year ending January 31, 2018, and our stockholders are being asked to ratify the Audit Committee’s selection. Grant Thornton has served as our independent registered public accountants since May 2006. We expect a representative of Grant Thornton to be present at the Annual Meeting.

Fees

The following table below presents the approximate amounts of fees billed to us by Grant Thornton for professional services rendered during and related to the fiscal years ended January 31, 2017, 2016 and 2015.

	2017	2016	2015
Audit Fees	$925,500	$881,475	$714,980
Audit-Related Fees	—	33,650	11,000
Tax Fees	12,940	147,510	55,000
Total Fees	$938,440	$1,062,635	$780,980

Audit Fees. This category consists of fees billed for professional services rendered for annual audits of our consolidated financial statements, for reviews of quarterly condensed consolidated financial statements, for the review of current reports and other documents filed with the SEC, and for other accounting consultation. Audit fees also include the costs associated with Grant Thornton’s audit of the effectiveness of our internal control over financial reporting.

Audit-Related Fees. This category includes fees billed for services provided by Grant Thornton that were related to due diligence procedures performed during the investigations of potential acquisitions that we evaluated during the fiscal years ended January 31, 2016 and 2015. No such fees were incurred during the year ended January 31, 2017.

Tax Fees. This category consists of fees billed for professional tax services provided in the areas of compliance, research and planning.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee of the Board of Directors has established a policy requiring the advance approval of any non-audit services to be performed by our independent registered public accountants or any other accounting or audit firm. The Audit Committee Chairman may pre-approve certain non-audit related fees which the entire Audit Committee ratifies in a subsequent Audit Committee meeting in accordance with SEC requirements. For Fiscal 2017, the Audit Committee followed these guidelines in approving all services rendered by accounting and audit firms.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE
APPOINTMENT OF GRANT THORNTON LLP

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is composed of three independent directors. The Audit Committee operates pursuant to a written charter, a copy of which can be found on our website at www.arganinc.com.  The Board of Directors has made a determination that the members of the Audit Committee satisfy the independence and other requirements of the NYSE and the applicable rules of the Securities and Exchange Commission (the “SEC”).  The Board of Directors has also made the determination that at least one member of the Audit Committee is a “financial expert” as that term is defined in Item 407 of Regulation S-K.

The responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee, which was updated in June 2016. The Audit Committee is responsible for, among other things, appointing, establishing the compensation for, supervising and, where appropriate, replacing the Company’s independent registered public accountants; considering the qualifications and independence of the Company’s independent accountants; approving all audit and non-audit services provided by the Company’s independent accountants; and reviewing and discussing with our management and the Company’s independent accountants the Company’s consolidated financial statements.  The Company’s independent registered public accountants are required to report directly to the Audit Committee.  The Audit Committee also reviews our accounting policies, internal control procedures and systems and compliance activities and also reviews the Charter of the Audit Committee. The following is a report on the Audit Committee’s activities for Fiscal 2017.

Audit of Financial Statements

The Audit Committee reviewed and discussed the Company’s condensed unaudited consolidated financial statements for the fiscal quarters ended April 30, July 31 and October 31, 2016, and the Company’s audited consolidated financial statements as of January 31, 2017 and for the year then ended with the management of the Company and with the engagement personnel of Grant Thornton, the Company’s independent registered public accounting firm. During the year, our auditors also made a presentation to the Audit Committee that outlined their audit timeline and planned procedures based on their assessments of the significant financial statement and fraud risks. The audit report issued by Grant Thornton relating to the Company’s consolidated financial statements as of January 31, 2017 and for the year then ended expressed an unqualified opinion thereon. The scope of the audit procedures performed by Grant Thornton for the year ended January 31, 2017 also included observations and tests of evidence with results sufficient for the accounting firm to report that the Company maintained, in all material respects, effective internal control over financial reporting as of January 31, 2017.

Review of Other Matters with the Independent Registered Public Accountants

The Audit Committee has also discussed with Grant Thornton the matters required to be communicated to the Company pursuant to applicable regulations of the Public Company Accounting Oversight Board (PCAOB).  The Audit Committee has received from Grant Thornton the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Grant Thornton matters relating to the firm’s independence from the Company. There were no independence matters brought to the attention of the Audit Committee.

The Audit Committee has also received from Grant Thornton the written communication required by the corporate governance rules of the NYSE that describes the firm’s quality control policies and procedures including its audit performance and independence monitoring systems. This communication also provides disclosure of material issues raised by inquiry or investigation by government or professional authorities over the last five years.

Recommendation That Financial Statements Be Included in the Annual Report

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements described above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2017 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

William F. Leimkuhler (Chairman, Audit Committee)

Peter W. Getsinger (Member, Audit Committee)

W.G. Champion Mitchell (Member, Audit Committee)

PRINCIPAL STOCKHOLDERS

The following table presents the number of shares of our Common Stock beneficially owned as of the Record Date, by (i) each director, (ii) each executive officer named in the Summary Compensation Table below, (iii) all directors and executive officers as a group, and (iv) each person who, to our knowledge, owns beneficially more than five percent (5%) of our Common Stock. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

	Shares	Beneficial
	Beneficially	Ownership
Name and Address	Owned (1)	Percentage (1)
Rainer H. Bosselmann (2)	452,411	2.90%
William F. Griffin, Jr. (3)	316,150	2.04%
James W. Quinn (4)	89,570	*
Brian R. Sherras (5)	62,965	*
William F. Leimkuhler (6)	62,000	*
W.G. Champion Mitchell (7)	57,500	*
Henry A. Crumpton (8)	50,000	*
Cynthia A. Flanders (9)	42,000	*
David H. Watson (10)	32,700	*
Daniel L. Martin	20,094	*
Peter W. Getsinger (11)	19,900	*
Officers and Directors, as a group (12 persons) (12)	1,215,290	7.64%
Renaissance Technologies (13)	1,075,800	6.95%
BlackRock, Inc. (14)	872,519	5.63%
John W. Blackburn (15)	817,106	5.28%
Dimension Fund Advisors (16)	820,100	5.30%

*                    Less than 1%.

(1)                                 Applicable percentage of ownership is based on 15,485,719 shares of Common Stock outstanding as of the Record Date, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of the Record Date are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted in the footnotes below, the address for each of the individuals listed in the table above is c/o Argan, Inc., One Church Street, Suite 201, Rockville, Maryland 20850.

(2)                                 Includes 325,170 shares owned by Mr. Bosselmann and 2,241 shares owned by Mr. Bosselmann and his wife, as joint tenants. Also includes options to purchase 125,000 shares of Common Stock which are held by Mr. Bosselmann and are fully vested.

(3)                                 Includes 306,150 shares owned by the William F. Griffin, Jr. Revocable Trust DTD 12/09/04; Mr. Griffin is a trustee of the trust. Also includes options to purchase 10,000 shares of Common Stock which are fully vested.

(4)                                 Includes options to purchase 40,000 shares of Common Stock held by Mr. Quinn which are fully vested.  Does not include 275,019 shares of Common Stock held by Allen & Company LLC and affiliates. Mr. Quinn disclaims beneficial ownership of the shares held by Allen & Company LLC and affiliates.

(5)                                 Includes options to purchase 35,000 shares of Common Stock which are fully vested.

(6)                                 Includes options to purchase 45,000 shares of Common Stock which are fully vested.

(7)                                 Includes options to purchase 50,000 shares of Common Stock which are fully vested.

(8)                                 Includes options to purchase 30,000 shares of Common Stock which are fully vested.

(9)                                 Includes options to purchase 30,000 shares of Common Stock which are fully vested.

(10)                          Includes options to purchase 30,000 shares of Common Stock which are considered to be fully vested.

(11)                          Includes options to purchase 7,000 shares of Common Stock which are fully vested.

(12)                          Includes options to purchase 412,000 shares of Common Stock held by the executive officers and members of our Board of Directors which are considered to be fully vested.

(13)                          Based upon a Schedule 13G/A filed with the SEC on February 14, 2017 by Renaissance Technologies LLC (“RTL”) which reports sole voting and dispositive power with respect to 1,072,722 shares of Common Stock,  sole dispositive power with respect to  2,794 shares of Common Stock and shared dispositive power with respect to 284 shares of Common Stock. The address for RTL is 800 Third Ave, New York, New York 10022.

(14)                          Based upon a Schedule 13G filed with the SEC on January 30, 2017 by BlackRock Inc. and subsidiaries (“BRI”), which reports sole voting power with respect to 847,719 shares of Common Stock and sole dispositive power with respect to 872,519 shares of Common Stock. The address for BRI is 55 East 52nd Street, New York, New York 10055.

(15)                          Based upon a Schedule 13G filed jointly with the SEC on June 3, 2010 by Prairie Fire Capital, LLC (“PFC”), a Delaware limited liability company; Ptolemy Capital, LLC (“PC”), a Delaware limited liability company; Westwind Investors, LP (“WI”), a Delaware limited partnership; the Stone Family Foundation, a Delaware not-for-profit corporation; and John W. Blackburn (together the “Reporting Persons”). The filing reports 817,106 shares of Common Stock beneficially owned by Mr. Blackburn, a manager of PFC, PC and WI, who has sole voting and dispositive powers with respect to the shares. The address for the Reporting Persons is 917 Tahoe Boulevard, Suite 200, Incline Village, Nevada 89451.

(16)                          Based upon a Schedule 13G Holdings Report filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP (“DFA”) which reports sole voting and dispositive power with respect to 785,732 shares of Common Stock and sole dispositive power with respect to 34,368 shares of Common Stock.. The address for DFA is 6300 Bee Cave Rd, Austin, Texas 78746.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section of the Proxy Statement highlights our performance during Fiscal 2017 and provides an overview and also analysis of our executive compensation program. The following discussion describes the program’s compensation principles and objectives, the compensation-setting process, the major elements of compensation paid under the program and other compensation-related policies. This section also reviews the actions taken by the Compensation Committee for Fiscal 2017.

For Fiscal 2017, the Company’s executive officers described in this Proxy Statement (our “Named Executive Officers”) were:

•                  Rainer H. Bosselmann, Chairman and Chief Executive Officer;

•                  William F. Griffin, Jr, Vice Chairman and Chief Executive Officer, Gemma;

•                  David H. Watson, Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary;

•                  Daniel L. Martin, President, Gemma.

The Compensation Committee establishes our overall executive compensation philosophy and oversees the executive compensation program in accordance with its charter. This charter is available on our website at www.arganinc.com.

Executive Summary

Fiscal 2017 Financial Overview and Strategic Developments. Argan’s primary business is providing a full range of services to the power industry, including the engineering, procurement and construction of gas-fired and biomass-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services.  We provide these services through our Gemma Power Systems (“Gemma”) and Atlantic Projects Company (“APC”) subsidiary operations. Argan also owns Southern Maryland Cable, which provides telecommunications infrastructure services, and The Roberts Company (“TRC”), which is a fully integrated fabrication, construction and plant services company.

In Fiscal 2017, we experienced record year-over-year growth in the following key financial and operational measurements:

•             Revenues increased 63.3% to $675.0 million for Fiscal 2017 as compared to $413.3 million for the prior year.

•             Our overall gross profit percentage remained strong at 22% for Fiscal 2017 as compared to 24% for the prior year. The resulting gross profit amount increased 48% to $146.7 million for Fiscal 2017 as compared to $99.5 million for the prior year.

•             Net income attributable to the stockholders of Argan increased 94% to $70.3 million for Fiscal 2017 as compared to $36.3 million for the prior year.

•             EBITDA(1) attributable to the stockholders of Argan increased 76% to $110.6 million for Fiscal 2017 as compared to $62.9 million for the prior year.

•             We declared and paid $1.00 per share in cash dividends during Fiscal 2017.

•             Our tangible net worth(2) increased by 45% to $248.5 million as of January 31, 2017 from $171.8 million as of January 31, 2016.

•             Our liquidity, or working capital(3), increased by 46% to $237.2 million as of January 31, 2017 from $162.9 million as of January 31, 2016.

•             Our contract backlog was $1.0 billion as of January 31, 2017.

•             During Fiscal 2017, we achieved contractual final completion on the Panda Liberty and Panda Patriot projects and we continued to ramp up work on four other gas-fired power plant projects which are all expected to be completed during the fiscal year ending January 31, 2019.

(1)                                 EBITDA is a measure not recognized under generally accepted accounting principles (“GAAP”). We have defined EBITDA as earnings before interest, taxes, depreciation and amortization.

(2)                                 We define tangible net worth as our total stockholders’ equity less goodwill and intangible assets, net.

(3)                                 We define working capital as our total current assets less our total current liabilities.

The following table presents our annualized one-year, three-year and five-year total stockholder returns, or “TSR” (defined as total stock market value appreciation plus dividends paid for the relevant period), and our performance relative to the Peer Group (our peer group of selected publicly traded companies defined under “Competitive Market Positioning” on page 25 of this Proxy Statement):

Total Stockholder Return: Argan v. Peer Group (1)

TSR	Argan	Peer Group Average	Peer Group Percentile Rank
1-year TSR	103.5%	33.3%	100%
3-year TSR	39.0%	9.8%	85%
5-year TSR	41.5%	14.4%	100%

(1) TSR data is sourced from FactSet Research Systems Inc. and is calculated on an annualized basis as of May 1, 2017.

We continued to take action to create long-term value for stockholders by executing on the Company’s strategic goals and operating plan. In particular, we accomplished the following:

•             Declared and paid regular and special cash dividends of $0.70 and $0.30 per share of common stock, respectively, in Fiscal 2017 compared to a regular annual dividend of $0.70 per share of Common Stock in Fiscal 2016, which demonstrates our commitment to paying cash dividends on a regular basis as well returning additional value to stockholders when performance is significant.

•             Integrated two acquisitions from Fiscal 2016 which resulted in increased diversification of our revenues, with over $100 million in revenue collectively coming from our two new subsidiaries, APC and TRC, and SMC.  In addition, corporate overhead costs were further spread over a larger number of businesses, where overall selling, general and administration decreased to 4.8% of revenues, from 6.1% in the prior year.  Lastly, APC and TRC both performed work for Gemma and collaborated on a number of intiatives and activities, ranging from increasing overall efficiencies to sales efforts.

In addition to the progress made with our newly acquired companies, our existing subsidiaries, most importantly Gemma, continued to generate profits for the Company.  Since the acquisition of Gemma in December 2006, over ten years ago, we have responded through challenging industry economic cycles with the growth in revenues and profitability trending upwards as illustrated below. Note that the amounts in the chart for Net Income and EBITDA are attributable to the stockholders of Argan (dollars in millions):

Since fiscal year ended January 31, 2007 (the year during which we acquired Gemma), we have achieved an average annual growth in revenues of 14% per year and an average growth in EBITDA (attributable to the stockholders of Argan) of 36% per year. To underscore the importance of Gemma to us, prior to the acquisition of Gemma in December 2006, the Company reported $35 million in revenues and EBITDA of only $1.2 million from its other segments at the time for the fiscal year ended January 31, 2007.

2016 Say-On-Pay Advisory Vote Results. We value the opinions of our stockholders as expressed through their votes and other communications and, therefore, we annually submit the executive compensation program to a non-binding stockholder advisory “say-on-pay” vote. In June 2016, we held our annual say-on-pay vote and the executive compensation program presented last year was approved.  We were pleased with the results, which we believe, in part, reflected the changes made by the Compensation Committee which had performed a detailed review of the executive compensation program to ensure that it is aligned with our pay-for-performance philosophy and general market practices.

These changes included the following:

•                  Implemented stock ownership guidelines for the Named Excutive Officers and non-employee directors;

•                  Adopted a Clawback Policy which provides the Board of Directors with discretion to seek reimbursement of all or part of paid incentive compensation awarded to executive officers under specific circumstances;

•                  Adopted a No Pledging Policy where there is a prohibition on pledging Argan equity interests obtained under Company compensation plans;

•                  Adopted an Anti-Hedging Policy which prohibits all Company insiders from hedging Argan equity interests and trading in derivatives of the Company equity securities; and

•                  Designed and implemented the 2016 Executive Compensation Plan for William F. Griffin, Jr., in order to align performance with the amount of awards and to preserve tax deductions for compensation payments.

Pay Is “At Risk” and Aligned with Performance. The executive compensation program is designed to maintain a strong link between pay and performance. “At risk” compensation includes discretionary incentive cash compensation (cash bonus awards) and long-term equity incentive awards (stock options) through which the performance of the individual is recognized.

It is important to differentiate between the Named Executive Officers who are officers of Argan, a holding company, and the Named Executive Officers who are the officers and senior managers of Gemma, our principal operating company.  The CEO, Mr. Bosselmann, and the CFO, Mr. Watson (together, the “Holding Company Named Excutive Officers “), are employees of the holding company and are responsible for the overall strategic direction of the Company, mergers and acquisitions, monitoring the financial performance of all subsidiaries, consolidated financial reporting in compliance with the rules and regulations of the SEC, corporate wide initiatives, income tax planning and compliance, investor relations and other activities. The Holding Company Named Executive Officers have a compensation program that sets base salaries at the lower end of the Peer Group. This reflects, in part, that they are not directly responsible for the profitability and performance of the primary subsidiary.  Our two operating company Named Executive Officers, Mr. Griffin and Mr. Martin, are specifically responsible for the management of our largest subsidiary, Gemma, and its ongoing operations and performance.

In order to achieve its objectives, the Compensation Committee has designed the executive compensation program utilizing three major pay elements that may apply to Messrs. Bosselmann, Watson and Martin:

•             Base salary. Provides a fixed amount of cash compensation for completing day-to-day responsibilities. The Compensation Committee reviews the base salary of each Named Executive Officer annually and periodically approves increases based on a competitive review of Peer Group compensation amounts, general market practices and the particular Named Executive Officer’s level of responsibility, experience and individual performance.

•             Annual cash bonus compensation. Provides the opportunity for discretionary based annual cash bonus awards for successful short-term financial performance that is aligned with our business strategy.

•             Long-term equity-based incentive compensation. Provides stock option holders with opportunities to participate in, and be rewarded for, long-term growth in the value of the Company’s Common Stock. Awarded stock options vest, or become exercisable, based on the satisfaction of service conditions. Awards also facilitate executive stock ownership.

In addition, a nonqualified deferred compensation plan for key employees of Gemma was approved by our Board of Directors on April 6, 2017 (see Exhibit 10.7 to our Annual Report on Form 10-K for the year ended January 31, 2017 that was filed with the SEC on April 11, 2017) with the objective of keeping the management team of Gemma in place for the long term. The unfunded, cash-based plan has five to seven year vesting periods with a continuous employment requirement. Based on Gemma’s and each key employee’s performance each year, a dollar amount is set aside each year for key employees in the deferred compensation plan. Mr. Martin was awarded $200,000 on April 6, 2017 related to this plan and performance in Fiscal 2017. 50% of the awarded amount will vest on the fifth anniversary of the date of award and 25% of the awarded amount will vest on the sixth and seventh anniversary dates, respectively. Except in the events of Mr. Martin’s disability or death, vesting is dependent on Mr. Martin’s continuous employment with Gemma up to the applicable vesting date. None of the other Named Executive Officers are currently participants in this plan.

The Compensation Committee considers each pay element in crafting the individual executive compensation package that will provide the properly balanced incentives for the achievement of short and long-term objectives of the Company for each Named Executive Officer.

As it relates to Mr. Griffin, his compensation is subject to the 2016 Executive Compensation Plan, which was approved by the Company’s stockholders last year, discussed further below.

Fiscal 2017 Compensation Decisions. The Compensation Committee periodically reviews the executive compensation program and makes appropriate adjustments to further enhance pay-for-performance alignment. For Fiscal 2017, the Compensation Committee took the following actions:

•             Approved the payment of a $225,000 annual cash bonus and the award of a stock option covering 50,000 shares of our Common Stock to Mr. Bosselmann.

•             Reviewed and certified the results of the calculations pursuant to the performance criteria established in Mr. Griffin’s employment agreement for Fiscal 2017 resulting in non-equity incentive plan compensation of $4,000,000.

•             Approved the payment of a $200,000 annual cash bonus and the award of a stock option covering 40,000 shares of our Common Stock to Mr. Watson.

•             Approved the payment of $415,000 in cash bonuses to Mr. Martin.

For Fiscal 2017, over 74% and 100% of all cash and equity compensation, respectively, were “At Risk” for our Named Excutive Officers.  In determining its recommendations for the most recently completed fiscal year, the Compensation Committee discussed with the CEO the performance of the executive management team. Decisions of the Compensation Committee were based primarily on recommendations received from our CEO, the Compensation Committee’s evaluation of each executive’s performance, the overall financial performance of the Company and our overall compensation strategy. Included in the deliberations conducted by the members of the Compensation Committee was a discussion of the CEO’s performance and the historic level of his annual awards. The Compensation Committee made its individual bonus amount and stock option award recommendations to the full Board of Directors for approval. These recommendations were approved by the independent directors of the Board of Directors.

The Compensation Committee reviewed and approved the following results as they relate to the performance-based Executive Compensation Plan for Mr. Griffin, the Chief Executive Officer of Gemma.  Mr. Griffin’ plan has three performance-based criteria for each fiscal year, including the adjusted EBITDA of Gemma, Gemma’s safety record and project development success fees received by Gemma. For the first criteria, if the adjusted EBITDA (as defined in Mr. Griffin’s plan) of Gemma for any fiscal year equals or exceeds $40,000,000, Mr. Griffin shall be entitled to a bonus equal to the sum of (i) $1,000,000, and (ii) six and sixty-seven hundreds percent (6.67%) of the amount by which the adjusted EBITDA of Gemma exceeds $40,000,000. For Fiscal 2017, the adjusted EBITDA of Gemma was $116.9 million. For the second criteria, if the project safety performance on Gemma’s projects, as measured by the OSHA Recordable Incident Rate (“RIR”), for any calendar year during his employment term is less than the national average, Mr. Griffin shall be entitled to receive a performance-based compensation payment of either $125,000 or $250,000.  For 2016, Gemma’s RIR equaled 0.43, which is below the national average and less than 1.00, entitling Mr. Griffin to the higher amount.  For the third criteria, in the event that success fees, related to the development of power plants and received by Gemma during any fiscal year, equal or exceed $100,000, Mr. Griffin shall be entitled to performance-based compensation based thereon equal to $5,000 for each full $100,000 of success fees so received. For Fiscal 2017, Gemma did not receive any success fees. The total amount of performance-based compensation for any fiscal year earned as a result of the attainment of one or more of the performance goals described above shall not exceed a total amount of $4,000,000. As such, Mr. Griffin earned non-equity incentive plan compensation of $4,000,000 for Fiscal 2017.

Highlights of Compensation Governance Practices. We are committed to sound compensation governance practices that support the Company’s pay-for-performance philosophy and that align our executive compensation program with the financial interests of our stockholders. We believe this is demonstrated by the fact that over 74% and 100% of all cash and equity compensation, respectively, were “At Risk” for our Named Excutive Officers for Fiscal 2017.  In addition, these compensation governance practices assess whether the level of risk embedded in its plans is appropriate. The Compensation Committee continually reviews the executive compensation program and may, from time to time, modify certain aspects to ensure it remains effective.

In April 2016, the Company adopted the following policies and guidelines to reflect evolving “best practices” in executive compensation and compensation disclosure:

•                  Stock ownership guidelines for Named Executive Officers and non-employee directors;

•             Clawback Policy;

•             No Pledging Policy;

•             Anti-Hedging Policy; and

•             Disclosures of incentive plan and related performance goals for Mr. Griffin.

Compensation Principles and Objectives

Our executive compensation program is designed to reward executive officers who contribute to our consistent performance and successful attainment of strategic goals and operating plans with total direct compensation that is comparable to those companies with which we compete for executive talent. The executive compensation program is designed to maintain a strong link between compensation and performance and is intended to achieve the following objectives:

•             First and foremost, attract, retain and motivate highly-performing executives who drive our businesses and financial performance;

•             Support our business goals and strategies by encouraging profitable growth and increased stockholder value;

•             Align the interests of the Named Executive Officers with the long-term interests of our stockholders;

•             Promote Common Stock ownership of the Company; and

•             Discourage excessive risk-taking.

As discussed below, overall levels of executive compensation are established based on an assessment of our performance as a whole. Individual executive compensation is determined based on an assessment of the experience and performance of each Named Executive Officer, as well as the compensation levels of comparable positions in the Peer Group and general market practices. Variation in compensation among the Named Executive Officers reflects the different roles, responsibilities, and performance of the Named Executive Officers, as compared to comparable positions in the Peer Group with which we compete for talent. As noted before, the Holding Company Named Excutive Officers perform substantially different functions from the operating subsidiary Named Excutive Officers, and are thus compensated with relatively lower base salaries and generally receive a greater mix of stock options.

Role of the Compensation Committee

The written charter for the Compensation Committee, which was originally adopted in April 2004, was updated in June 2013. The Compensation Committee is responsible for implementing and reviewing executive compensation plans, policies and programs in an effort to ensure the attraction and retention of executive officers in a reasonable and cost-effective manner, to motivate their performance in the achievement of our business objectives and to align the interests of executive officers with the long-term interests of our stockholders.  To that end, it is the responsibility of the Compensation Committee to develop and approve periodically a general compensation plan and salary structure for our executive officers that considers business and financial objectives, industry and market pay practices and/or such other information as may be deemed appropriate.  It is the responsibility of the Compensation Committee to review and recommend for approval by the independent directors of the full Board of Directors the compensation (salary, bonus and other compensation) of our Chief Executive Officer, to review and certify the results of the calculations pursuant to the performance criteria established in Mr. Griffin’s Executive Compensation Plan, to review and approve the compensation (salary, bonus and other compensation) of our other Named Executive Officers, and to review and approve perquisites that may be offered to our Named Executive Officers.  The Compensation Committee shall also review and approve corporate goals and objectives relevant to the compensation of our Named Executive Officers, evaluate performance in light of the goals and objectives, and review and approve all employment, retention and severance agreements for our Named Executive Officers.

The Compensation Committee acts on behalf of the Board of Directors in administering compensation plans approved by the Board and/or the stockholders (including the Stock Plan) in a manner consistent with the terms of such plans, reviews and makes recommendations to the Board of Directors with respect to new compensation, incentive and equity-based plans, and reviews and makes recommendations to the Board on changes in major benefit programs for our Named Executive Officers.  The Compensation Committee is also responsible for the development of management succession plans for the Chief Executive Officer and selected other executive officers.  The Board of Directors has determined that each member of the Compensation Committee is “independent” within the meaning of the New York Stock Exchange corporate governance listing standards and our Corporate Governance Guidelines.

Competitive Market Positioning

Although the Compensation Committee possesses the authority under its charter to hire outside advisors to provide it with information as needed in making compensation decisions, it has not used the services of any external advisor in connection with this process.  In view of the holding company structure and the special factors relating to our business, the Compensation Committee believes that the engagement of a compensation consultant would not provide significant information beyond that which is available to us at this time.

The executive compensation program seeks to provide a mix of target total direct compensation that is aligned with the program’s pay-for-performance principles and is competitive with compensation provided by a peer group of selected publicly traded companies. In determining executive compensation, the Compensation Committee considers a number of factors and data from a market-relevant group of peer companies that are potential competitors for executive talent and each Named Executive Officer’s performance and experience. For Fiscal 2017, the peer group (the “Peer Group”) consisted of the following 12 companies from the specialty construction and engineering services industry:

Peer Group
Dycom Industries, Inc. Granite Construction Incorporated Integrated Electrical Services Corporation Matrix Service Company McDermott International, Inc. MYR Group Inc.	Primoris Services Corporation Orion Marine Group, Inc. Sterling Construction Company, Inc. Team, Inc. Tutor Perini Corporation Willbros Group, Inc.

The Compensation Committee periodically reviews the composition of the Peer Group and updates such composition based on available market information when appropriate. The companies in the Peer Group were selected because, in the judgment of the Compensation Committee, such companies, when taken as a whole, represent companies with which we would compete for executive talent. There were no changes to the composition of our peer group from Fiscal 2016.

We do not view benchmarking as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, but we believe that gathering and reviewing this information should be a part of our compensation-related decision-making process. In using its collective judgment in setting executive pay, the Compensation Committee uses benchmarking as one consideration; however, at this time the Compensation Committee’s decisions are based primarily on recommendations from our Chief Executive Officer, the Compensation Committee’s evaluation of the executive’s performance, the Company’s overall performance, the specific accomplishments of Gemma and our overall compensation strategy.

Role of Executive Officers

The Chief Executive Officer, in consultation with the Compensation Committee, establishes the strategic direction of our executive compensation program. During the first quarter of each fiscal year, the Chief Executive Officer consults with the Chairman of the Compensation Committee to discuss the prior year financial results and to evaluate and to assess the performance of the other Named Executive Officers. This assessment, together with the Compensation Committee’s own judgment taking into account the results of the most recent competitive market positioning review, is used to evaluate the individual performance and compensation of those Named Executive Officers. The Compensation Committee reviews and certifies the calculations of the performance-based results of Mr. Griffins Executive Compensation Plan in consultation with the Chief Financial Officer. The Compensation Committee is solely responsible for evaluating the Chief Executive Officer’s performance and setting the level and elements of his compensation. The Chief Executive Officer is not present when the Compensation Committee discusses and determines his compensation.

Compensation and Risk

The Compensation Committee evaluates risks and rewards associated with our overall compensation principles and structure, and determines the compensation for the Named Executive Officers. Management and the Compensation Committee identify potential risks and reflect those risks in the design of our executive compensation program. With respect to the elements of compensation:

•            Base salary provides a fixed level of compensation based on industry standards and our objectives.

•            Annual discretionary cash bonuses are designed to reward achievement of short-term performance objectives.

•            Long-term equity-based compensation is administered in a number of ways to mitigate risk.

•            The executive compensation program is designed to deliver a significant portion of a Holding Company executive’s compensation in the form of long-term incentive opportunities which focuses the executive on maximizing long-term stockholder value and overall financial performance.

•            We have established stock ownership guidelines for the Named Excutive Officers and non-employee directors.

The Compensation Committee has reviewed and discussed the findings of this risk assessment with management and believes that our executive compensation program does not motivate employees to take risks that are reasonably likely to have a material adverse effect on the Company.

Major Pay Elements of the Executive Compensation Program and Analysis of Fiscal 2017 Compensation Decisions

The Compensation Committee considers each pay element under the executive compensation program individually and in the aggregate when making decisions regarding amounts for each Named Executive Officer.

Annual Base Salaries. Named Executive Officers are provided with a base salary which recognizes the value of the executive’s skills, experience, prior record of achievement, and importance to the Company. Base salary levels are intentionally set to attract quality executives, to provide a fixed base of cash compensation, and to recognize the challenges and varied skill requirements of different positions.

Base salaries are reviewed annually and from time to time in connection with a promotion or other change in responsibility. In making his recommendation to the Compensation Committee, the Chief Executive Officer reviews the performance of the other Named Executive Officers, market compensation levels for comparable positions, the executive’s potential attractiveness to other companies, and the overall financial health and performance of the Company. The Compensation Committee reviews the Chief Executive Officer’s recommendations, and together with its own judgments, sets base salaries relative to the recommendations.

The Compensation Committee directly sets the base salary for the Chief Executive Officer. In so doing, the Compensation Committee reviews the performance of the Chief Executive Officer and other relevant information.

Based upon the recently completed reviews and the negotiation of a new employment agreement with Mr. Griffin (see the Summary of Employment Arrangements below), his base salary was increased to $1,000,000 in Fiscal 2017 while the guaranteed bonus portion of his previous employment agreement was eliminated. Mr. Griffin’s base salary, which has not been adjusted since 2011, was increased due to superior performance at Gemma when compared to peers over the past several years.  Mr. Martin base salary increased 5.1% in Fiscal 2017 reflecting the increased size and activity at Gemma. No other changes were made to the base salaries of the Named Executive Officers for the fiscal year ending January 31, 2017.

The base salary paid to each Named Executive Officer for the fiscal years ended January 31, 2017, 2016 and 2015 is set forth in the “Salary” column of the Summary Compensation Table presented below.

Annual Cash Bonuses. The Compensation Committee provides Named Executive Officers with annual cash bonus awards in order to recognize and to reward individual performance that has meaningfully enhanced the operations and financial results of the Company during the most recently completed fiscal year. Awards are designed to communicate to executives that good performance is recognized and valued. Furthermore, we believe that annual cash bonus awards strongly encourage executives to continuously improve their efforts in delivering annual results that are aligned with our long-term goals.

At the conclusion of each fiscal year, the Chief Executive Officer submits to the Compensation Committee recommended annual cash bonus award amounts for each of the other Named Executive Officers.

After reviewing the recommendations of the Chief Executive Officer, the Fiscal 2017 financial performances of the Company as a whole and the business of Gemma in particular and the individual performances of Mr. Martin, Mr. Watson and Mr. Bosselmann, the Compensation Committee approved an aggregate amount of $840,000 in annual cash bonus awards for Fiscal 2017 as identified above under the caption Fiscal 2017 Compensation Decisions.  These annual cash incentive awards were primarily paid in March and April 2017. The annual incentive awards earned by each Named Executive Officer for the fiscal years ended January 31, 2017, 2016 and 2015 are set forth in the “Bonus” column of the Summary Compensation Table presented below.

For Fiscal 2017, Mr. Griffin received non-equity incentive plan compensation pursuant to his Executive Compensation Plan, in lieu of annual cash bonuses which he received in prior years. The Compensation Committee reviewed and certified the calculations for Mr. Griffin’s plan resulting in $4,000,000 in non-equity incentive plan compensation, paid in April 2017, and set forth in the “Non-equity Incentive Plan Compensation” column of the Summary Compensation Table presented below.

Long-Term Equity-Based Compensation. For Fiscal 2017, Named Executive Officers were eligible to receive grants of long-term equity-based compensation awards under our 2011 Stock Plan. Equity-based awards made to the Named Executive Officers have historically been comprised of time vesting stock options which the Compensation Committee believes best achieves the executive compensation program’s objectives of:

•                  Linking incentive compensation to the Company’s long-term performance;

•                  Creating long-term stockholder value;

•                  Aligning the financial interests of the Named Executive Officers with the financial interests of stockholders; and

•                  Rewarding actions that enhance long-term stockholder returns.

In making each award determination, the Compensation Committee takes into consideration key business priorities, Peer Group trends, potential stockholder dilution and the general economic environment. Stock options emphasize our commitment to stockholder returns. Stock options generally align the Named Executive Officers’ incentives with those of our stockholders because stock options provide value to the holder only if our stock price increases from the date of grant. Stock options also inherently reward performance as it is our performance over an extended period that causes the value of our Common Stock and the value of outstanding stock options, to increase.

Except with respect to certain terminations following a change of control of the Company, the continued employment of a stock option holder is required for the vesting of each stock option. Thus, the value of outstanding but unvested stock option awards meaningfully encourages executives to remain with the Company, as leaving the Company results in the forfeiture of the value associated with any unvested stock option awards.

As a result of the factors discussed above, the Compensation Committee granted stock option awards to Mr. Bosselman and Mr. Watson on April 6, 2017 having a grant date fair value of approximately $818,500 and $654,800, respectively, based on the Black-Scholes valuation model at an option exercise price equal to the closing price of the underlying Common Stock on the date of grant ($64.25 per share). No stock options were granted to Mr. Griffin or Mr. Martin during or after Fiscal 2017 related to service as an executive officer.  However, a nonqualified deferred compensation plan for key Gemma employees was approved by our Board of Directors on April 6, 2017. This long-term retention plan is cash based and has a five to seven year vesting period with a continuous employment requirement.  Mr. Martin was awarded $200,000 on April 6, 2017 related to this plan.

Information regarding stock options awarded to Named Executive Officers during Fiscal 2017 is shown in the Grant of Plan-Based Awards Table of this Proxy Statement that is presented below. The fair value of stock options awarded to Named Executive Officers during the fiscal years ended January 31, 2017, 2016 and 2015 is set forth in the “Stock Option Awards” column of the Summary Compensation Table presented below.

Severance and Change in Control Benefits

In the event of a change in control of the Company, Messrs. Bosselmann and Griffin are entitled to receive benefits under individual arrangements negotiated with the Company. In the event of employment termination, Messrs. Bosselmann, Griffin and Watson may be paid severance benefits under certain circumstances pursuant to each executive’s individual agreement negotiated with the Company and described below in the section entitled Summary of Employment Arrangements.

The estimated severance benefits, that would be payable to each executive under their respective arrangements upon the occurrence of certain events, are set forth in the chart that is included in the section Potential Payments upon Termination below. The employment arrangement with Mr. Martin contains no such provisions.  Providing severance and change in control benefits assists the Company in attracting and retaining executive talent. Additional details regarding the severance and change in control provisions of each Named Executive Officer’s employment arrangement are also provided below in the Summary of Employment Arrangements section of this Proxy Statement.

The change in control benefit, or single-trigger severance benefit, should be viewed in light of stockholder value creation by this management team and the Company’s desire to retain these talented individuals.  The Gemma CEO, Mr. Griffin, is a key member of, and has led, the management team of Gemma since it was acquired by the Company in December 2006.  The change in control provision is a negotiated term and was put in place for specific reasons in December of 2013, and was carried over in the recent amendment to his employment agreement.

To keep the change in control provision in perspective, it is important to note that the Company’s market capitalization was approximately $30,000,000 prior to the Company’s acquisition of Gemma.  Based upon the closing market price of the Company’s common stock at January 31, 2017, the Company’s market capitalization was approximately $1,140,000,000, or approximately 38 times higher than that at the time of the acquisition.  This increase does not reflect an aggregate of $61,000,000 in dividends paid to the Company’s stockholders over the past five years.  The principal reason for this market capitalization expansion and the source for the dividends that have benefitted the stockholders was the allocation of capital to, and the performance of, Gemma.   This stockholder value creation significantly exceeds the potential additional $2,000,000 that might be due Mr. Griffin upon change in control. It is unlikely that this payment would represent any meaningful impediment to the legitimate interest of a potential acquirer of the Company.

Moreover, most of the Gemma CEO’s potential compensation is performance based, and there is no guarantee that he will continue to receive such compensation beyond the term of his agreement.  For this reason, it would not be unlikely for him to experience a significant decrease in compensation if there were to be a change in control.

The Stock Plan describes the effect on outstanding stock options of employment termination, including the provision in the Stock Plan that all outstanding stock options shall become fully vested and exercisable upon a change in control of the Company, as defined in the plan document.

Other Benefits

We provide a range of retirement and health and welfare benefits. The Named Executive Officers are eligible for the following benefits:

401(k) Plan. We maintain three tax qualified defined contribution retirement plans (the “401(k) Plans”) that cover substantially all salaried and hourly employees. Each of the Named Executive Officers participates in a 401(k) Plan. Each employee is entitled to participate in only one of the 401(k) Plans. We do not maintain any defined benefit pension plan or non-tax qualified supplemental retirement plan.

Health and Welfare Plans. Group benefits for active employees such as medical, dental, vision, life insurance and disability coverages are available to substantially all salaried and hourly employees, including Named Executive Officers, through our flexible benefits plan.

Clawback Policy

Effective April 13, 2016, we adopted a Clawback Policy covering performance-based incentive compensation. Under this policy, the Board of Directors may, in its sole discretion and to the extent that it determines it is in the Company’s best interest to do so, require the reimbursement of all or a portion of any performance-based incentive compensation, if:

•             This compensation was based on the achievement of certain financial results that were subsequently the subject of, or affected by, a restatement of all or a portion of the Company’s financial statements;

•             The executive officer engaged in gross negligence, intentional misconduct or fraud that caused or partially caused the need for the restatement; and

•             The amount of performance-based incentive compensation that would have been awarded to, or the profit realized by the executive officer would have been lower, had the financial results been properly reported.

No Pledging Policy

Effective April 13, 2016, our Board of Directors approved as part of new stock ownership guidelines that are discussed below that no officer of the Company may pledge, hypothecate, create any lien or security interest on, or enter into a margin contract secured by, any shares, options to purchase shares, or any other interest in shares of our Common Stock.

Anti-Hedging Policy

Effective April 13, 2016, our Board of Directors approved an anti-hedging policy which prohibits all of our directors, employees, and agents from (i) speculative trading in our securities; (ii) engaging in hedging transactions using our securities; (iii) “short selling” our securities; and (iv) trading derivative securities, such as put options, call options, swaps, or collars related to our securities.

Stock Ownership Guidelines

Effective April 13, 2016, the Board of Directors established stock ownership guidelines for the Named Executive Officers and the non-employee directors to further align their economic interests with those of our stockholders. Under these guidelines, stock ownership includes shares owned directly or held in trust by an individual. It does not include shares that an individual has the right to acquire through stock options. The Board of Directors will require that each Named Executive Officer own a minimum number of shares of our Common Stock under the guidelines set forth in the table below. Each non-employee member of our Board of Directors shall own a minimum of 10,000 shares of our Common Stock.

In order to satisfy the ownership requirements, each individual is required to retain shares of common stock with a total value of at least 50% of the intrinsic value, net of taxes, of any shares that he or she acquires under the Company’s stock option plans until the applicable ownership requirement is achieved. Excluding sales of shares related to taxes associated with the exercising of stock options, no sales of existing stockholdings are permitted until the required stock ownership quantities are attained but, once attained, the individual may sell any shares that exceed the applicable minimum requirement.

The Board of Directors will periodically review the stock ownership guidelines and may make adjustments. The guidelines are expected to be met within five years of the date they were established. Each non-employee director has either exceeded the stock ownership threshold or is making satisfactory progress toward achieving the threshold.

Name	Required Ownership (multiple of salary)	Ownership Requirement	Shares Held	Value as of April 25, 2017	Meets Requirement
Rainer H. Bosselmann	CEO - 5X	$1,125,000	327,411	$22,345,801	Yes
William F. Griffin, Jr	CEO, Gemma - 5X	$5,000,000	306,150	$20,894,738	Yes
David H. Watson	CFO - 1X	$200,000	2,700	$184,275	In Process
Daniel L. Martin	President, Gemma - 1X	$310,000	20,094	$1,371,416	Yes

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code (and the regulations promulgated thereunder) precludes a public corporation from taking an income tax deduction in any one year for compensation in excess of $1,000,000 for certain of its executive officers (excluding the Chief Financial Officer) employed on the last day of the fiscal year, unless certain specific performance goals are satisfied. The 2016 Executive Performance Plan for William F. Griffin, Jr. was approved by stockholders at the 2016 Annual Meeting. We expect that the amount of incentive compensation earned by Mr. Griffin for Fiscal 2017 pursuant to the terms of the plan, $4,000,000, will be deductible under Section 162(m) for Fiscal 2017. There were no other performance plans in place for Fiscal 2017 for the other Named Executive Officers.  The compensation amounts for the other Named Executive Officers not related to the exercise of non-qualified stock options generally do not exceed the $1,000,000 compensation excess threshold.

Internal Revenue Code Section 409A

Internal Revenue Code Section 409A regulates the income tax treatment of most forms of nonqualified deferred compensation. We believe we are in compliance with Code Section 409A and the regulations promulgated thereunder.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended January 31, 2017.

The foregoing report has been furnished on behalf of the Board of Directors by the undersigned members of the Compensation Committee.

Compensation Committee

James W. Quinn, Chair

Peter W. Getsinger

William F. Leimkuhler

Summary Compensation Table

The following table sets forth the total amount of compensation paid to or earned by the “Named Executive Officers” for services in all capacities for the fiscal years ended January 31, 2017, 2016 and 2015.

For the year ended January 31, 2017, we are reporting compensation for the four executive officers identified below (the “Named Executive Officers”), including the Company’s CEO and CFO, the CEO of Gemma and the President of Gemma during the year.

Name and Principal Position	Fiscal Year Ended January 31,	Salary Earned	Bonus Earned	Stock Option Awards (1)	Non-equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total Compensation

Rainer H. Bosselmann	2017	$225,000	$225,000	$450,500	$—	$1,200	$901,700
Chief Executive Officer	2016	225,000	175,000	445,000	—	1,200	846,200
	2015	225,000	175,000	335,500	—	1,200	736,700

David H. Watson	2017	$200,000	$200,000	$428,200	$—	$1,800	$830,000
Senior Vice President,	2016	58,333	—	—	—	—	58,333
Chief Financial Officer,
Treasurer and Corporate
Secretary

William F. Griffin, Jr.	2017	$1,000,000	$—	$—	$4,000,000	$35,600	$5,035,600
Chief Executive Officer,	2016	600,000	3,000,000	—	—	33,600	3,633,600
Gemma	2015	600,000	1,900,000	—	—	38,338	2,538,338

Daniel L. Martin (4)	2017	$310,000	$615,000	$—	$—	$35,600	$960,600
President, Gemma	2016	295,000	525,000	—	—	33,600	853,600
	2015	292,500	550,000	—	—	38,338	880,838

(1)      Amounts represent the aggregate award date fair value computed in accordance with GAAP and reflect the assumptions discussed in Note 13 — Stock-Based Compensation to our consolidated financial statements that are included in Item 8 of our Form 10-K Annual Report for the year ended January 31, 2017.

(2)      Amounts represent cash earnings under the 2016 Executive Performance Plan for William F. Griffin, Jr.

(3)      Amounts represent matching and profit sharing contributions made pursuant to the Company’s 401(k) plans, and car allowance payments made to Messrs. Griffin and Martin.

(4)      The bonus amount for Fiscal 2017 includes $200,000 awarded to Mr. Martin under the nonqualified deferred compensation plan for key Gemma employees which was approved by our Board of Directors on April 6, 2017.

Executive Officers Who Are Not Directors

Mr. Martin, age 59, has been the President of Gemma since February 8, 2010. Prior to that date, Mr. Martin was Senior Vice President and General Manager of the operating division in Reading, Pennsylvania, for WorleyParsons, a provider of professional services to the energy sector. In that capacity, Mr. Martin was responsible for the performance of the division, which conducts preliminary engineering, detailed design, procurement, construction management and other support services for electricity generating facilities including those operating on fossil, nuclear and renewable fuels.

Mr. Watson, age 41, was appointed our Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary, effective October 15, 2015.  Mr. Watson is a certified public accountant and has held senior financial positions with public and private companies for over 15 years.  Mr. Watson was the chief financial officer of Gladstone Investment Corporation from 2010 until 2015 and also served as its Treasurer from 2012 until 2015.  In addition, Mr. Watson was the chief financial officer of Gladstone Capital Corporation from 2011 until 2013 and served as its Treasurer from 2012 until 2015.  Gladstone Investment Corporation and Gladstone Capital Corporation are closed-end, non-diversified management investment companies. Prior to Gladstone, Mr. Watson served as Director of Portfolio Accounting of MCG Capital Corporation from 2007 until 2010.  Mr. Watson holds a BS degree from Washington & Lee University and an MBA degree from the University of Maryland.

Summary of Employment Arrangements

Rainer H. Bosselmann. On January 3, 2005, the Company entered into an employment agreement with Rainer H. Bosselmann as its Chief Executive Officer. Pursuant to the employment agreement, the Company agreed to employ Mr. Bosselmann for an initial term of one year, which term automatically renews for successive one-year periods unless the Company or Mr. Bosselmann provides at least 90 days’ prior written notice of its or his election not to renew. Currently, the employment term anniversary date is January 3. The agreement provides for an annual base salary during the employment period, subject to increase (but not reduction) from time to time in such amounts as the Company, in its reasonable discretion, deems to be appropriate. For the year ended January 31, 2017, the annual base salary for Mr. Bosselmann was $225,000.

The agreement also provides for an annual bonus with the payment and amount determined at the discretion of the Board of Directors of the Company, subject to the satisfaction of any reasonable performance criteria established for Mr. Bosselmann with respect to such year. The agreement further provides that he participate in any stock option, incentive and similar plans established by the Company and shall be granted stock options and other benefits similar to options and benefits granted to other executives, subject in all cases to the satisfaction by Mr. Bosselmann of the terms and conditions of such plans and to the reasonable exercise by the Board of any discretion granted to it or them thereunder. The Board of Directors awarded cash bonuses to Mr. Bosselmann in April 2017, April 2016 and March 2015 relating to the fiscal years ended January 31, 2017, 2016 and 2015, in the amounts of $225,000, $175,000 and $175,000, respectively.

Subsequent to each fiscal year end, options to purchase shares of Common Stock are typically awarded to the Chief Executive Officer by the Board of Directors. As the stock options usually vest on the one-year anniversary of the date of award, the compensation related to the stock option awards is recorded ratably over the one-year period subsequent to the award date. Non-qualified stock options were awarded to Mr. Bosselmann by the Board of Directors in April 2017 covering 50,000 shares of our Common Stock, with a per share exercise price of $64.25. This award becomes exercisable on the one-year anniversary of the grant date and expires on the ten-year anniversary of the grant date.

Under the employment agreement, in the event that Mr. Bosselmann’s employment is terminated for any of the reasons specified below or there occurs a “change in control,” Mr. Bosselmann will receive as severance pay in a single lump sum payment, an amount equal to twenty-four (24) months of his base salary within thirty (30) days after his termination of employment or change in control, as the case may be, without reduction or offset for any other monies which he may thereafter earn or be paid. The reasons which cause severance pay to be paid include:

(i)                  termination due to a material diminution of Mr. Bosselmann’s duties, authority or responsibility, or a material impairment by action of the Company of his ability to perform his duties and responsibilities, regardless of whether such diminution is accompanied by a change in Mr. Bosselmann’s title with the Company;

(ii)    termination due to a material breach by the Company of any provision of the employment agreement, which breach continues for a period of thirty (30) days after written notice of such breach is given by Mr. Bosselmann to the Company; and

(iii)   termination by the Company at any time without cause, including notice of non-renewal of the employment agreement.

Mr. Bosselmann shall also be entitled for a period of twenty-four (24) months from the termination of his employment or a change in control, as the case may be, to the continuation of all benefits provided to Mr. Bosselmann, excluding sick and vacation time, subject to any applicable employee co-payments. If  his employment is terminated by the Company by reason of  his death, disability or “for cause” or voluntarily by Mr. Bosselmann for any reason other than as set forth in the preceding paragraph, the Company will not be obligated to make any payments to him by reason of his cessation of employment other than such amounts, if any, of his base salary that have accrued and remain unpaid and such other amounts which may then otherwise be payable to him from the Company’s benefit plans or reimbursement policies, if any.

David H. Watson. On October 13, 2015, the Company entered into an employment agreement with David H. Watson as Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. Pursuant to the employment agreement, the Company agrees to employ Mr. Watson for an initial term of one and one-half years, commencing on October 15, 2015 and continuing until April 30, 2017, unless earlier terminated.  At the end of the initial term, Mr. Watsons employment shall automatically renew for successive one-year terms unless the Company or Mr. Watson provides 60 days’ written notice of its or his election not to renew. The agreement provides for an annual base salary of $200,000.

The agreement also provides for an annual bonus payment at the sole discretion of our Board of Directors, subject to the satisfaction of reasonable performance criteria as shall be established for such year. During the term of the agreement, Mr. Watson shall be eligible to participate in any stock option, incentive and similar plans established by the Company from time to time. The Board of Directors awarded a cash bonus to Mr. Watson in March 2017 relating to the fiscal year ended January 31, 2017 in the amount of $200,000.

Subsequent to each fiscal year end, options to purchase shares of Common Stock are typically awarded to the Chief Financial Officer by the Board of Directors. As the stock options usually vest on the one-year anniversary of the date of award, the compensation related to the stock option awards is recorded ratably over the one-year period subsequent to the award date. Non-qualified stock options were awarded to Mr. Watson by the Board of Directors in April 2017 covering 40,000 shares of our Common Stock, with a per share exercise price of $64.25. This award becomes exercisable on the one-year anniversary of the grant date and expires on the ten-year anniversary of the grant date.

In the event that Mr. Watson’s employment is terminated by the Company at its convenience or by him for good reason (as defined in the employment agreement), then he shall be entitled to (i) continue to receive his salary for the duration of six months, and (ii) continue to participate in our benefit plans and programs (other than the Company’s 401(k) plan and any other qualified retirement plan(s) for a period of six months, or, in the case of the Company’s health plan(s), until Mr. Watson becomes eligible for health insurance from another source other than Medicare.

William F. Griffin, Jr. On April 13, 2016, the Company entered into an Amended and Restated Employment Agreement with Mr. Griffin. Pursuant to the employment agreement, the initial term of Mr. Griffin’s employment commenced on February 1, 2016 and shall continue until March 17, 2017 unless earlier terminated as provided in the employment agreement. Mr. Griffin’s employment will automatically renew for successive one (1) year periods, subject to earlier termination as provided in the employment agreement, unless the Company or Mr. Griffin delivers written notice to the other at least three (3) months prior to the expiration date of the initial term or any renewal term, as the case may be, of its or his election not to renew the term of employment.

For each of the Company’s fiscal years occurring within, or partially within, the employment term, the Company shall pay to Mr. Griffin his base compensation at the annual rate of $1,000,000 with any base compensation prorated for any partial fiscal year within the term. Also, for each fiscal year of the Company occurring within, or partially within, the term of Mr. Griffin’s employment, Mr. Griffin shall be entitled to additional compensation payable solely on account of the attainment of one or more of the performance goals that are fully described in the employment agreement and that are summarized below, with any performance-based compensation prorated for any partial fiscal year within the term:

1)             in the event that the adjusted EBITDA (as defined in the employment agreement) of Gemma for any fiscal year equals or exceeds $40,000,000, Mr. Griffin shall be entitled to a bonus equal to the sum of (i) $1,000,000, and (ii) six and sixty-seven hundreds percent (6.67%) of the amount by which adjusted EBITDA of Gemma exceeds $40,000,000.  In the event that the adjusted EBITDA of Gemma for any fiscal year is less than $40,000,000, Mr. Griffin shall be entitled to no performance-based compensation based thereon;

2)             in the event that the OSHA Recordable Incident Rate of Gemma for any calendar year during the employment term is less than the national average, Mr. Griffin shall be entitled to receive a performance-based compensation payment of either $125,000 or $250,000; and

3)             in the event that success fees, related to the development of power plants and received by Gemma during any fiscal year, equal or exceed $100,000, Mr. Griffin shall be entitled to performance-based compensation based thereon equal to $5,000 for each full $100,000 of success fees so received.

Notwithstanding anything to the contrary contained in the foregoing provisions, the total amount of performance-based compensation for any fiscal year earned as a result of the attainment of one or more of the performance goals shall not exceed a total amount of $4,000,000.

Under the employment agreement, in the event that Mr. Griffin’s employment is terminated by us at our convenience or by Mr. Griffin for good reason, he will be entitled to receive severance benefits as follows: (i) Mr. Griffin will continue to receive his salary for the duration of the then-current term; (ii) a pro rata share of any performance-based compensation (calculated based upon the elapsed portion of our fiscal year in which the employment termination occurs); and (iii) continued participation in our health and benefit plans and programs for the duration of the then-current term, or, in the case of our health plan(s), until he becomes eligible for health insurance from another source other than Medicare.

In the event of a change in control as defined in the employment agreement, the Companies shall pay to Mr. Griffin, in a single lump sum payment, an amount equal to twenty-four (24) times the base compensation paid to Mr. Griffin for the thirty (30) day period ending on the date of the change in control, such payment to be made within thirty (30) days of the change in control. Mr. Griffin is also subject to certain confidentiality provisions under the employment agreement and, during the term of his employment and for two (2) years thereafter, he is subject to certain non-competition and non-solicitation covenants as more fully described in the employment agreement.

Daniel L. Martin. Mr. Martin joined us as the President of Gemma in February 2010. His employment arrangement established a base annual salary of $275,000 (increased to $310,000 for calendar year 2016), provides for normal participation in the standard employee benefit programs of Gemma, and pays a monthly car allowance in the amount of $1,500. He is eligible for an annual cash bonus based on a combination of considerations including the EBITDA performance of Gemma for the previous fiscal year and his personal accomplishments. For the fiscal years ended January 31, 2017, 2016 and 2015, Mr. Martin was paid cash bonus amounts of $415,000, $525,000, and $550,000, respectively, and was awarded a deferred cash bonus in the amount of $200,000 in April 2017.

Code of Ethics

We have established a Code of Ethics for Senior Officers that applies to our chief executive officer and our chief financial officer. The Code of Ethics embodies our commitment to the highest standards of ethical and professional conduct and imposes a higher standard of honesty and integrity than the Company’s Code of Conduct that applies to, and is acknowledged in writing by, all of our employees. The Board of Directors, or the Audit Committee, shall determine, or designate appropriate persons to determine, remedial actions to be taken in the event of a violation of the Code of Ethics and has full and discretionary authority to approve any amendment to or waiver from this Code of Ethics for senior officers. Any such amendment or waiver will be promptly disclosed as required by applicable law or regulation.

Potential Payments Upon Termination

The terms of the employment agreements with Mr. Bosselmann, Mr. Watson and Mr. Griffin provide that we pay certain severance benefits in the event that such executive officer is terminated by us other than for “cause” as that term is defined in each applicable agreement. Mr. Bosselmann and Mr. Griffin are also entitled to receive the severance benefits described herein upon a “change-in-control” as that term is defined in each applicable agreement.

The following table presents amounts payable to our current executive officers under the scenarios that the executives are terminated without cause, and assumes that the terminating events occurred on January 31, 2017. The section entitled Summary of Employment Arrangements above includes descriptions of the payments which shall be made to Mr. Bosselmann and Mr. Griffin upon a change in control.

			Cash Bonus/
Executive Officer	Base Salary		Incentive Plan Payments		Health Care Benefits/Other		Total

Rainer H. Bosselmann	$450,000	(1)	$225,000	(2)	$34,599	(1)	$709,599
David H. Watson	100,000	(3)	200,000	(2)	8,561	(3)	308,561
William F. Griffin, Jr.	1,125,000	(4)	4,000,000	(5)	22,794	(4)	5,147,794
Daniel L. Martin	—		350,000	(2)	606	(6)	350,606

(1)   Amounts represent the lump sum payment of an amount equal to twenty-four (24) months of base salary and the continuation of benefits payments for twenty-four months.

(2)   Amount represents the cash bonus amount earned for Fiscal 2017 but not paid as of January 31, 2017, and assumes the approval of the Compensation Committee which occurred subsequent to January 31, 2017.

(3)   Amounts represent the continuation of salary and benefits payments for six months.

(4)   Amounts represent  the continuation of salary and benefits through the end of the amended term of the employment agreement (March 17, 2018).

(5)   Amount represents the non-equity incentive compensation earned for Fiscal 2017.

(6)   Amount represents accrued vacation pay.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to plan-based awards made to the Named Executive Officers (identified in the Summary Compensation Table above and while serving in such capacity) during Fiscal 2017. In all cases, the grants presented in the table below represent non-qualified stock options awarded under our 2011 Stock Plan, and they represent the only plan-based awards involving our Common Stock made to these officers during the year. No stock awards have been made by us to any of the Named Executive Officers.

		Number of Shares of		Grant Date
	Grant	Common Stock	Exercise	Fair Value of
Name	Date (1)	Underlying the Award	Price/Share	Stock Option Awards (2)

Rainer H. Bosselmann	4/13/2016	50,000	$33.85	$450,500
David H. Watson	4/13/2016	10,000	33.85	90,100
David H. Watson	6/23/2016	30,000	41.68	338,100

(1)         The grant date represents the date on which the Board of Directors approved the stock option award. The options to purchase shares of our Common Stock become exercisable on the one-year anniversary of the grant date.

(2)         Amounts represent the aggregate award date fair values computed in accordance with GAAP and reflect the assumptions discussed in Note 13 — Stock-Based Compensation of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2017.

Stock Option Exercises Table

The following table presents certain information relating to the exercise of options to purchase shares of our Common Stock by Named Executive Officers during the year ended January 31, 2017.

	Number of Shares
	of Common Stock	Value Realized
Name	Acquired	upon Exercise (1)

Rainer H. Bosselmann	80,000	$3,509,600
Daniel L. Martin	30,000	662,100

(1)         Amounts represent the aggregate fair market value of the Common Stock on the date of exercise less the purchase price paid by the executive officer.

Outstanding Equity Awards Table

The following table sets forth certain information concerning exercisable and unexercisable options to purchase shares of Common Stock that were held by our Named Executive Officers as of January 31, 2017.

	Number of Securities Underlying
	Unexercised Stock Options		Exercise	Expiration
Name	Exercisable	Unexercisable	Price/Share	Date

Rainer H. Bosselmann	25,000	—	$16.37	3/7/2023
	50,000	—	32.68	4/16/2025
	—	50,000	33.85	4/13/2026

David H. Watson	—	10,000	33.85	4/13/2026
	—	30,000	41.68	6/23/2026

William F. Griffin, Jr.	10,000	—	18.87	12/18/2022

None of the stock options presented in the table above have been repriced or otherwise materially modified. The 2011 Stock Plan does not permit repricing nor does it allow the cancellation of existing options in connection with the award of a new option.

COMPLIANCE UNDER SECTION 16(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 and related regulations require that the Company’s directors, certain officers, and any persons holding more than 10% of our Common Stock (“Reporting Persons”) to report their initial ownership of our Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates have been established, and we are required to disclose any failure to file by these dates during  the fiscal year ended January 31, 2017 in this Proxy Statement.

In making this disclosure, we have relied solely on our review of copies of Section 16(a) reports filed with the SEC and representations received by us from Reporting Persons, without any independent investigations.

Except for the following, we believe that each of the Reporting Persons timely filed Forms 3, 4 and 5 with the SEC during the fiscal year ended January 31, 2017. Each of the Company’s independent directors filed a Form 4 in Feburary 2017 related to a stock grant in January 2017, or approximately one month and and three weeks beyond their due date.  Mr. Griffin did not report that he was no longer a co-trustee of a specific trust, and thus he was no longer deemed to be the beneficial owner of shares of our Common Stock in the specific trust, until such event was reported on Form 4 filed May 6, 2016. Additionally, Mr. Griffin filed a Form 4 on January 5, 2017, four days beyond its due date. For Messrs. Getsinger, Martin, Watson and Richard H. Deily, each filed a Form 4 one day beyond its respective due date.

STOCKHOLDER NOMINATIONS AND PROPOSALS; DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL STOCKHOLDERS MEETING

Our Certificate of Incorporation provides that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to our Corporate Secretary. To be timely for the 2018 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of the Company by January 13, 2018.  A stockholder’s notice to the Corporate Secretary must set forth, as to each matter the stockholder proposes to bring before the annual meeting, the information required by Article Thirteen and Fourteen of our Certificate of Incorporation.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Interested parties may communicate with the Board of Directors, or any of our individual Directors, about their concerns, questions or other matters by sending their communications to the Board of Directors, or to any individual Director, at the following mailing address in an envelope clearly marked “Shareholder Communication”:

Board of Directors

c/o Corporate Secretary

Argan, Inc.

One Church Street, Suite 201

Rockville, Maryland 20850

Our Corporate Secretary will forward such correspondence unopened to the Chairman of the Nominating/Corporate Governance Committee or, in the case of communications sent to an individual Director, to such Director.

Alternatively, you may send an electronic message to the Chairman, Nominating/Corporate Governance Committee at the following e-mail address, governance@arganinc.com.

OTHER BUSINESS

We know of no other matters to be submitted to the Annual Meeting.  If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet or Telephone - Q UICK  EASY IMMEDI ATE - 24 Hours a Day, 7 Days a Week or by Mail Your phone or Internet vote authorizes the named ARGAN, INC. proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on June 21, 2017. INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. PHONE – 1 (866) 894-0537 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY Please mark your votes like this UNLESS THE PROXY SPECIFIES THAT IT IS TO BE VOTED AS INDICATED OR IS AN ABSTENTION ON A LISTED MATTER, PROXIES WILL BE VOTED “FOR” THE ELECTION TO THE COMPANY’S BOARD OF DIRECTORS OF EACH OF THE NINE NOMINEES, AND “FOR” PROPOSALS 2, 3 AND 4. 1. The election of nine directors to our Board of Directors, each to serve until our 2018 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal. 2. The amendment of our 2011 Stock Plan in order to increase the total number of shares of our common stock reserved for issuance thereunder from 2,000,000 shares to 2,750,000 shares. FOR all Nominees listed to the left WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 3. The non-binding advisory approval of our executive compensation (the “say-on-pay” vote). (01) Rainer H. Bosselmann (02) Cynthia A. Flanders (03) Peter W. Getsinger (04) William F. Griffin, Jr. (05) John R. Jeffrey, Jr. (06) William F. Leimkuhler (07) W.G. Champion Mitchell (08) James W. Quinn (09) Brian R. Sherras 4. The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2018. FOR AGAINST ABSTAIN 5. The transaction of any other business that may properly come before the 2017 Annual Meeting of Stockholders or any adjournment or postponement of the meeting. COMPANY ID: (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) PROXY NUMBER: ACCOUNT NUMBER: Signature Signature Date , 2017. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attor ney, executor, administrator, tr ustee, guardian, or cor porate off icer, please give title as such. X PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 22, 2017. The Proxy Statement and the 2017 Annual Report to Stockholders are available at http://www.cstproxy.com/arganinc/2017 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY Argan, Inc. One Church Street, Suite 201 Rockville, Maryland 20850 June 22, 2017 The accompanying proxy is solicited on behalf of the Board of Directors of Argan, Inc., a Delaware corporation (referred to herein as “Argan” or the “Company”), for use at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 22, 2017 at 11:00 a.m., local time, at the Cambria Hotel and Suites, located at 1 Helen Heneghan Way, Rockville, Maryland 20850. The Proxy Statement and this accompanying proxy card are being mailed starting on or about May 12, 2017 to Stockholders of record on April 25, 2017. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2017 is enclosed with the Proxy Statement. At the Annual Meeting, Stockholders will be asked to consider and to vote upon four proposals: (1) the election of nine directors to serve until the 2018 Annual Meeting of Stockholders, (2) the amendment of the Company’s 2011 Stock Plan in order to increase the number of shares of the Company’s common stock reserved for issuance thereunder from 2,000,000 shares to 2,750,000 shares, (3) the non-binding advisory approval of our executive compensation, and (4) the ratification of the appointment of the Company’s independent registered public accountants. If a proxy is properly executed and returned to the Company via either the Internet, telephone or mail in time for the Annual Meeting and is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. Unless the proxy specifies that it is to be voted as indicated or is an abstention on a listed matter, proxies will be voted “FOR” the election to the Company’s Board of Directors of each of the nine nominees, and “FOR” proposals 2, 3 and 4 as set forth on the reverse side and otherwise in the discretion of the proxy holders as to any other matter that may come before the Annual Meeting. (Continued, and to be marked, dated and signed, on the other side)